CALCULATION OF REGISTRATION FEE

Title of each class of securities To be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Depositary Shares, each representing a 1/100th interest in 6.00% Convertible Perpetual Preferred Stock, Series A, par value $0.001 per share	1,610,000	$100.00	$161,000,000	$20,737
6.00% Convertible Perpetual Preferred Stock, Series A, par value $0.001 per share	16,100	(3)	(3)	(3)

(1)	Includes 210,000 shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Calculated pursuant to Rule 456(b) and Rule 457(r) of the Securities Act of 1933. The registration fee was previously paid in relation to the $250,000,000 aggregate initial offering price of securities that were previously registered pursuant to Registration Statement No. 333-174741 on Form S-3 which became effective on June 15, 2011 and were not sold thereunder.
(3)	No registration fee is required because the registrant will not receive any separate consideration for the shares of 6.00% Convertible Perpetual Preferred Stock, Series A.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-196623

PROSPECTUS SUPPLEMENT

(To prospectus dated August 12, 2014)

1,400,000 Depositary Shares

Each representing a 1/100th Interest in a Share of

6.00% Convertible Perpetual Preferred Stock, Series A

We are offering 1,400,000 depositary shares (the “depositary shares”) each representing a 1/100th ownership interest in a share of our 6.00% Convertible Perpetual Preferred Stock, Series A, with a liquidation preference of $10,000.00 per share (equivalent to $100.00 per depositary share) (our “Series A Convertible Preferred Stock”), deposited with Computershare Trust Company, N.A. and Computershare Inc., collectively as depositary. The depositary shares will be evidenced by depositary receipts. As a holder of the depositary shares, you will be entitled to all proportional rights and preferences of our Series A Convertible Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise such rights through the depositary.

Holders of shares of Series A Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends at the rate per annum of 6.00% per share on the liquidation preference thereof of $10,000.00 per share of Series A Convertible Preferred Stock (equivalent to $600.00 per annum per preferred share and $6.00 per annum per depositary share), payable, at our election, in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock. Dividends on our Series A Convertible Preferred Stock will be payable quarterly and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the issue date of our Series A Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends.

Holders of Series A Convertible Preferred Stock may elect to convert their shares of Series A Convertible Preferred Stock into shares of common stock at the conversion rate of 555.56 shares of common stock for each share of Series A Convertible Preferred Stock (equivalent to 5.5556 shares of common stock for each depositary share). Additionally, on or after August 20, 2019, subject to certain conditions described elsewhere in this prospectus supplement, we may, at our option, cause all or a portion of the shares of Series A Convertible Preferred Stock to be automatically converted into shares of our common stock.

The underwriters have a 30-day option to purchase a maximum of 210,000 additional depositary shares to cover over-allotments.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “REXX.” On August 12, 2014, the last reported sale price was $14.38 per share.

Investing in our securities involves risk. See “Risk Factors” beginning on page S-16 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

	Per Share	Total
Public offering price(1)	$100.00	$140,000,000
Underwriting discounts and commissions	$3.25	$4,550,000
Proceeds, before expenses, to us	$96.75	$135,450,000

(1)	Plus accrued, accumulated and unpaid dividends, if any, from August 18, 2014.

Delivery of the depositary shares in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants is expected to be made on or about August 18, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Structuring Advisor and Sole Bookrunner

RBC CAPITAL MARKETS

Senior Co-Managers

KeyBanc Capital Markets	BMO Capital Markets	SunTrust Robinson Humphrey

Co-Managers

Capital One Securities	Johnson Rice & Company L.L.C.

Heikkinen Energy Advisors	Northland Capital Markets

The date of this prospectus supplement is August 13, 2014

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of depositary shares. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of depositary shares. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents” beginning on pages S-iii and S-vi, respectively.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized anyone to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus is accurate only as of the date of those respective documents. Our business, financial condition, results of operations, and prospects may have changed since such dates.

Unless otherwise indicated, all references to “Rex Energy Corporation,” “Rex Energy,” “Company,” “our,” “we,” “us,” and similar terms refer to Rex Energy Corporation and its subsidiaries.

See “Glossary of Oil and Natural Gas Terms” included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus supplement, for abbreviations and definitions commonly used in the oil and natural gas industry that are used in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

Unless otherwise indicated, the information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option to purchase additional shares of our depositary shares.

Identified Potential Drilling Locations

Our estimates of potential drilling locations included in this prospectus supplement are prepared internally by our engineers and management and are based upon a number of assumptions inherent in the estimate process. Management, with the assistance of engineers and other professionals, as necessary, conducts a topographical analysis of our unproved prospective acreage to identify potential well pad locations using operationally approved designs and considering several factors, which may include but are not limited to access roads, terrain, well azimuths, and well pad sizes. For our operations in Pennsylvania, we then calculate the number of horizontal well bores for which we appear to control sufficient acreage to drill the lateral wells from each potential well pad location to arrive at an estimated number of net potential drilling locations. For our operations in Ohio, we calculate the number of horizontal well bores that may be drilled from the potential well pad and multiply this by our net working interest percentage of the proposed unit to arrive at an estimated number of net potential drilling locations. In both cases, we then divide the unproved prospective acreage by the number of net potential drilling locations to arrive at an average well spacing. Management uses these estimates to, among other things, evaluate our acreage holdings and to formulate plans for drilling. Any number of factors could cause the number of wells we actually drill to vary significantly from these estimates, including: the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, lease expirations, regulatory approvals and other factors.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information (File No. 001-33801) with the Securities and Exchange Commission, or the “SEC,” pursuant to the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities being offered under this prospectus supplement. This prospectus supplement, which forms part of the registration statement, does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement as permitted by the rules and regulations of the SEC. For further information regarding us, please see the registration statement and our other filings with the SEC, including our annual, quarterly, and current reports and proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s website at www.sec.gov.

We maintain a website at www.rexenergy.com. The information on our website or on any other website is not, and you must not consider such information to be, a part of this prospectus supplement. You should rely only on the information contained in this prospectus supplement and in the documents incorporated by reference when making a decision as to whether to buy our securities.

We furnish holders of our common stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

Descriptions in this prospectus supplement of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC. Each such description is qualified in its entirety by such reference.

S-iii

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in our depositary shares, you should check for reports that we may have filed with the SEC after the date of this prospectus supplement.

We incorporate by reference into this prospectus supplement the documents listed below:

•

our Annual Report on Form 10-K for the year ended December 31, 2013, including portions of our Proxy Statement on Schedule 14A filed on April 7, 2014 for our 2014 Annual Meeting of Stockholders to the extent specifically incorporated by reference into such Form 10-K;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014; and

•

our Current Reports on Form 8-K (excluding information “furnished” pursuant to Items 2.02 and 7.01 and related exhibits) filed on February 3, 2014, March 31, 2014, May 12, 2014, July 7, 2014, July 14, 2014 (two Current Reports on Form 8-K), July 17, 2014 and August 12, 2014.

In addition, we incorporate by reference in this prospectus supplement any future filings made by Rex Energy Corporation with the SEC under Sections 13(a), 13(c), 14, or 15(d) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K and not filed with the SEC) before the termination of the offering under this prospectus supplement.

Any statement contained in this prospectus supplement or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of any document incorporated by reference in this prospectus supplement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Rex Energy Corporation

366 Walker Drive

State College, Pennsylvania 16801

Attention: Corporate Secretary

(814) 278-7267

S-iv

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the information, including all of the estimates and assumptions, contained in this prospectus supplement and the documents we incorporate by reference into this prospectus supplement contain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, and 21E of the Exchange Act. All statements other than statements of historical fact included in this prospectus supplement and the documents we incorporate by reference into this prospectus supplement, including, but not limited to, statements regarding our future financial position, business strategy, budgets, projected costs, savings and plans, objectives of management for future operations, legal strategies, and legal proceedings, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” or “continue” or the negative thereof or variations thereon or similar terminology.

These forward-looking statements are subject to numerous assumptions, risks, and uncertainties. Factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the following:

•	economic conditions in the United States and globally;

•	domestic and global supply and demand for oil, NGLs and natural gas;

•	volatility in oil, NGL and natural gas pricing;

•	new or changing government regulations, including those relating to environmental matters, permitting or other aspects of our operations;

•	the geologic quality of our properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties inherent in the estimates of our oil, NGL and natural gas reserves;

•	our ability to increase oil, NGL and natural gas production and income through exploration and development;

•	drilling and operating risks;

•	the success of our drilling techniques in both conventional and unconventional reservoirs;

•	the success of the secondary and tertiary recovery methods we utilize or plan to employ in the future;

•	the number of potential well locations to be drilled, the cost to drill, and the time frame within which they will be drilled;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment, such as drilling rigs, and infrastructure, such as transportation, pipelines, processing and midstream services;

•	the effects of adverse weather or other natural disasters on our operations;

•	competition in the oil and gas industry in general, and specifically in our areas of operations;

•	changes in our drilling plans and related budgets;

•	the success of prospect development and property acquisitions;

S-v

•	the success of our business and financial strategies, and hedging strategies;

•	conditions in the domestic and global capital and credit markets and their effect on us;

•	the adequacy and availability of our capital resources, credit and liquidity, including, but not limited to, access to additional borrowing capacity;

•	uncertainties related to the legal and regulatory environment for our industry and our own legal proceedings and their outcome; and

•	the other risks described in the documents we incorporate herein by reference.

Other factors that could cause actual results to differ materially from those anticipated are discussed in our periodic filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014, each of which is incorporated by reference in this prospectus supplement.

Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement. Other unknown or unpredictable factors may cause actual results to differ materially from those projected by the forward-looking statements. Most of these factors are difficult to anticipate and may be beyond our control. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus. Because it is a summary, it does not contain all of the information that may be important to you. You should read and carefully consider this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a more complete understanding of our business and this offering before making an investment decision, especially the “Risk Factors” beginning on page S-16 of this prospectus supplement and page 3 of the accompanying prospectus and our historical consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2013, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014, which are incorporated by reference in this prospectus supplement. The estimates of our proved reserves as of December 31, 2013 included or incorporated by reference in this prospectus supplement are based on the reserve reports prepared for Rex Energy by Netherland Sewell & Associates, Inc., independent petroleum engineers (“Netherland Sewell”), a summary of which report is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2013, and is incorporated herein by reference. The estimates of our proved reserves as of June 30, 2014 included or incorporated by reference in this prospectus supplement are based on evaluations prepared by our internal reserve engineers and have not been reviewed by Netherland Sewell. We believe that our estimated proved reserves as of June 30, 2014 were prepared on a basis and methodology consistent with those used by Netherland Sewell in its reserve report dated March 3, 2014 with respect to our estimated proved reserves as of December 31, 2013.

Our Company

Rex Energy is an independent oil, natural gas liquid (“NGL”) and natural gas company with operations currently focused in the Appalachian and Illinois Basins. In the Appalachian Basin, we are focused on drilling and exploration activities in the Marcellus Shale, Utica Shale and Upper Devonian Shale. In the Illinois Basin, we are focused on developmental oil drilling and the implementation of enhanced oil recovery (“EOR”) on our properties. We pursue a balanced growth strategy of exploiting our sizable inventory of high potential exploration drilling prospects while actively seeking to acquire complementary oil and natural gas properties. In addition to our drilling and exploration activities, we are also engaged in oil and gas field services, where we provide water sourcing, water disposal and water transfer capabilities for completion operations.

For the three months ended June 30, 2014, we produced an average of 128,791 Mcfe per day, composed of approximately 69.7% natural gas, 17.4% NGLs and 12.9% crude oil and condensate. As of December 31, 2013, our total estimated proved reserves were 850 Bcfe, of which 61.3% were natural gas, 32.6% were NGLs and 6.1% were crude oil and condensate, 41.9% were proved developed and 86.9% were operated by us on a volume basis (approximately 99.0% operated exclusive of our joint venture with WPX Energy San Juan, LLC and Williams Production Appalachia, LLC (collectively, “WPX”) in Westmoreland, Clearfield and Centre Counties in Pennsylvania). Based on our average daily production for the year ended December 31, 2013 and our estimated proved reserves at December 31, 2013, our estimated proved reserve life was approximately 25.1 years.

We have a successful track record of growing reserves and production. From December 31, 2009, through December 31, 2013, we grew our proved reserves from 125 Bcfe to 850 Bcfe, representing a compound annual growth rate (“CAGR”) of 61.5%. Our production similarly grew from 1,585 MMcfe in the three-month period ended December 31, 2009 to 11,720 MMcfe in the three-month period ended June 30, 2014, representing a CAGR of 56.0%.

The following table summarizes our estimated proved reserves, producing wells and net acreage at December 31, 2013, and average daily net production for our properties for the three months ended June 30, 2014 by area:

	At December 31, 2013							Average Daily Net Production for the Three Months Ended June 30, 2014 (Mcfe/d)
Property	Total Proved Reserves (Bcfe)	Percent Proved Developed	Oil and NGLs as % of Total Proved Reserves	PV-10 (dollars in millions)(1)(2)	Percent Operated	Net Producing Wells	Net Acreage
Appalachian Basin	802	39%	35%	$479	86%	272	113,600	115,093
Illinois Basin	48	91%	100%	189	100%	1,217	65,200	13,698

All Properties	850	42%	39%	$669	87%	1,489	178,800	128,791

(1)	The estimated future production is priced based on SEC pricing as of December 31, 2013 of $94.28 per barrel of oil, $26.37 per barrel of NGLs and $3.588 per Mcf of natural gas, as adjusted by lease for transportation fees and regional price differentials.

(2)	For a reconciliation of PV-10 to standardized measure as of December 31, 2013, see “—Summary Operating and Reserve Data—Reconciliation of Standardized Measure to PV-10.”

Key Operating Areas

Appalachian Basin. Our operations are principally focused on the Marcellus, Utica and Upper Devonian shales in the Appalachian Basin. As of December 31, 2013, we had interests in approximately 183,400 gross (113,600 net) acres in the basin. We drilled 24.0 gross (18.4 net) wells, fracture stimulated 35.0 gross (26.2 net) wells and placed into service 23.0 gross (15.1 net) wells during the six months ended June 30, 2014, and we had 11.0 gross (8.0 net) wells drilled and waiting on completion at June 30, 2014. We divide our Appalachian properties into three primary areas:

•

Butler Operated Area. As of December 31, 2013, we had interests in approximately 78,900 gross (54,600 net) acres concentrated in Butler, Beaver and Lawrence Counties, Pennsylvania. As of June 30, 2014, we operated approximately 90 wells, the majority of which produce from the liquids-rich portion of the Marcellus Shale. Since 2012, we have drilled and completed seven wells in the liquids-rich Upper Devonian Shale. We believe the majority of our Butler County acreage to be prospective for multiple producing horizons, including the Marcellus Shale, Upper Devonian Shale and the Utica Shale.

•

Ohio Utica Operated Area. In 2012, we began operating in our Ohio Utica Area, which consists of what we refer to as our “Warrior North Prospect” located in Carroll County, Ohio and our “Warrior South Prospect” located in Guernsey, Noble and Belmont Counties, Ohio. As of December 31, 2013, we had interests in approximately 17,200 gross (16,900 net) acres in our Warrior North Prospect and approximately 7,100 gross (4,400 net) acres in our Warrior South Prospect, the majority of which we believe are located within the liquids-rich window of the Utica Shale. During the six months ended June 30, 2014, we drilled seven gross (6.8 net) wells, fracture stimulated 12.0 gross (11.9 net) wells and placed three gross (2.9 net) wells into service in the Ohio Utica Area.

•

Marcellus Non-Operated Area. We have a joint venture with WPX, through which we had interests in approximately 39,200 gross (17,600 net) acres at a 40% working interest in Westmoreland, Clearfield and Centre Counties, Pennsylvania as of December 31, 2013. We refer to this as our “Marcellus Non-Operated Area.” WPX Energy is the primary operator in this area, and as of June 30, 2014, we had interests in approximately 59 producing wells in the Marcellus Non-Operated Area, all of which produce from the dry-gas portion of the Marcellus Shale.

Illinois Basin. We are one of the largest oil producers in the Illinois Basin, which is one of the largest, mature oil-producing basins in the U.S. It is estimated to have produced over four billion barrels of oil since production commenced in the early 1900s. As of December 31, 2013, we had interests in approximately 83,700 gross (65,200 net) acres and 1,231 gross (1,217 net) producing oil wells. Our conventional and EOR investments have increased average daily production from 1,924 Boe/d for the three month period ended December 31, 2010 to 2,283 Boe/d for the three month period ended June 30, 2014. Our Illinois Basin operations are divided into the three primary initiatives:

•

Conventional Program. We have identified a number of potential recompletion and infill drilling opportunities throughout our acreage in the Illinois Basin, including the Lawrence Field. During the six months ended June 30, 2014, we drilled two wells, fracture stimulated 2 wells and placed 2 wells into service. Additionally, during the same period, we recompleted 20 existing wells. We continue to evaluate our holdings throughout the Illinois Basin to identify and quantify similar opportunities to increase production.

•

Secondary Recovery Program. We operate a waterflood project in the Lawrence Field and surrounding fields in the Illinois Basin. In 2011, our technical and engineering teams implemented various initiatives to increase the efficiency of our waterflood program, including redesigning injection well patterns, refining filtration methods, and increasing injection volumes. We believe we have additional opportunities to continue to increase the efficiency of our waterflood production.

•

Lawrence Field ASP Flood Project. We are in the process of implementing an EOR project in the Lawrence Field in Lawrence County, Illinois, which we refer to as our Lawrence Field Alkali-Surfactant-Polymer (“ASP”) Flood Project. During 2010, we commenced a successful pilot program for the EOR project that resulted in the addition of proved oil reserves in 2011. We expect peak response from our 58-acre Perkins-Smith Unit sometime in 2015. We continue to evaluate other EOR projects in this area.

Our Strategy and Competitive Strengths

Our Strategy

Our goal is to create value by growing reserves and production in a cost-effective manner. Key elements of our strategy include:

Develop Our Core Properties. Our core leasehold consists entirely of interests in developed and undeveloped crude oil, NGLs and natural gas resources located in the Appalachian and Illinois basins. We intend to pursue an active, technology-driven drilling program to develop and maximize the value of our existing acreage. We actively allocate capital between our two core basins in an effort to maximize value and estimated proved reserve growth based on our assessment of the relative risk of development and the economics of potential projects. Additionally, by concentrating our drilling and producing activities in our core areas, we are able to develop the regional expertise needed to interpret specific geological and operating trends as well as develop economies of scale in our operations.

Employ Our Technological Expertise. We intend to utilize and expand the technological expertise that has enabled us to achieve a drilling success rate of approximately 96.3% (approximately 97.9% excluding former DJ Basin asset holdings, which were sold in 2013) over the last four years to improve operations and to enhance field recoveries. Developments in completion technology have resulted in higher production and EURs while operating efficiencies have reduced well costs. We intend to continue to apply this expertise to our proved reserve base and our development projects.

Reduce Per Unit Operating Costs Through Economies of Scale and Efficient Operations. As we continue to increase our production and develop our existing properties, we believe that our per-unit production costs can benefit from leveraging our existing infrastructure and expertise over a larger number of wells. Our acreage positions are highly concentrated, which we believe will enable us to achieve greater cost efficiencies in our drilling and completion operations than those of our competitors who have less consolidated positions. As we continue to develop our acreage positions, we expect to realize increased capital efficiencies through greater utilization of multi-well pads and existing infrastructure and facilities.

Maintain Financial Flexibility. Because of the volatility of commodity prices and the risks involved in our industry, we believe in remaining flexible in our capital budgeting process. Our high percentage of operated properties enables us to exercise a significant level of control with respect to drilling, production, operating and administrative costs. We may pursue joint ventures, asset sales or defer capital projects in order to ensure that we are able to quickly adapt to changing industry conditions. We continue to maintain what we believe is a prudent level of leverage and adequate liquidity.

Pursue Strategic Acquisition Opportunities. We actively pursue the acquisition of oil and gas properties and operations that are strategic and complementary to our existing operations. We continue to expand our holdings by strategically filling in key pieces of acreage to complete drilling units. These acquisition efforts often involve assets and operations which, if acquired, could have a significant impact on our financial condition and results of operations. We evaluate acquisition opportunities on a variety of criteria, including expected rate of return, location, resource potential and the presence of multiple pay zones where we can utilize our horizontal drilling experience.

Manage Commodity Price Exposure Through an Active Hedging Program. We actively hedge our future exposure to commodity price fluctuations by entering into oil, natural gas and NGL derivative contracts. This strategy is designed to provide us with stability in our cash flows to support our on-going capital requirements. As of June 30, 2014, we had over 90.0% of our annualized 2014 oil production hedged for the remainder of 2014, over 80.0% and 40.0% of our annualized 2014 natural gas production hedged through the remainder of 2014 and 2015, respectively, and over 70.0% of our annualized 2014 NGL production hedged through the remainder 2014.

Our Competitive Strengths

We have a number of strengths that we believe will help us successfully execute our business strategy, including the following:

High Quality Asset Base with Liquids-Weighted Growth. In the Appalachian Basin, we are focused on developing acreage that we believe to be prospective for three liquids-rich producing zones, including the Marcellus Shale, the Upper Devonian Shale and the Utica Shale. We have allocated approximately $320.0 million of our 2014 operating capital budget to the continued development of these three producing zones. In the Illinois Basin, which is 100% oil producing, we are focused on conventional drilling and recompletion projects. We allocated approximately $45.0 million of our 2014 operating capital budget to conventional and EOR opportunities in the Illinois Basin. As of December 31, 2013, our holdings believed to be prospective for liquids-rich production accounted for approximately 82.6% of our total net acreage.

Multi-Year Drilling Inventory. We have identified a multi-year inventory of potential drilling locations that we believe provides attractive growth and return opportunities. As of December 31, 2013, we have identified approximately 357 gross potential drilling locations in the liquids-rich Butler Marcellus Shale, approximately 431 gross potential drilling locations in the Butler Upper Devonian and approximately 143 gross potential drilling locations in the combined Warrior North and Warrior South prospects. Our 2014 development program in the Appalachian Basin calls for the drilling of approximately 52 to 57 wells, which represents approximately 6% of our identified inventory. We believe that our strong operating history and strategic location of potential drilling sites will continue to provide us with further low-risk development opportunities.

Track Record of Reserve and Production Growth. Our management and operations teams have a proven track record of performance and have consistently demonstrated our ability to acquire and develop reserves at attractive costs in the basins in which we operate. As a result of this operational success, between December 31, 2009 and December 31, 2013, our proved reserves have grown at a CAGR of 61.5%. During the same time period, our proved natural gas and NGL reserves grew at a CAGR of 88.2%. Our production has grown at a CAGR of 56.0% between the fourth quarter of 2009 and the second quarter of 2014. We believe we have competitive finding and development costs as compared to our industry peers.

Significant Operational Control in Our Core Areas. As a result of successfully executing our strategy of acquiring concentrated acreage positions and operating properties with a high working interest, we currently operate and manage approximately 89.4% of our net acreage (86.9% on a proved reserves basis). Our high percentage of operated properties enables us to exercise a significant level of control with respect to drilling, production, operating and administrative costs, in addition to leveraging our base of technical expertise in our core operating areas.

Financial Flexibility to Fund Growth. As of August 7, 2014, we had approximately $80.9 million of cash on hand and approximately $290.9 million available under our revolving credit facility, which we believe combined with cash flow from our operations will be sufficient to fund our operations through 2014 and a portion of 2015. We seek to maintain financial flexibility to allow us to actively develop our assets and execute attractive acquisition opportunities.

Recent Developments

Shell Transaction

On August 12, 2014, we announced that we entered into a purchase and sale agreement with SWEPI, LP, an affiliate of Royal Dutch Shell plc (“Shell”), for the acquisition of approximately 208,000 gross (207,000 net) acres primarily located in Armstrong, Butler, Lawrence and Beaver Counties, Pennsylvania (the “Shell Transaction”). We are acquiring a 100% working interest in the assets, and will operate 100% of the acquired acreage. This bolt-on acreage, which is immediately adjacent to our core position in our Butler Operated Area, adds approximately 438 gross Marcellus Shale, Upper Devonian Shale and Utica Shale locations to our existing inventory, approximately 241 of which are anticipated to be liquids-rich. Over 65% of the acreage to be acquired has leases with options to extend and the remaining acreage is either held by operations or has manageable lease expirations. The assets to be acquired currently have four wells producing, adding approximately 3.0 MMcfe/d of net production at closing of the Shell Transaction. Additional production of approximately 13 MMcfe/d is expected in 2015. As consideration for the assets to be acquired, we will pay approximately $120 million in cash at closing. The Shell Transaction is expected to close on or before September 15, 2014, subject to customary closing conditions. Our current plan is to begin drilling and exploration activities on the acquired acreage in late 2014 and in 2015. We are planning to add one to two rigs in 2015 to the newly acquired acreage to execute upon the drilling strategy.

Proved Reserves and Operational Update

Our estimated proved reserves at June 30, 2014 totaled 1,058 Bcfe, the highest level in our history, and an increase of 24% compared to year-end 2013 estimated proved reserves of 850 Bcfe. Our June 30, 2014 estimated proved reserves, of which 42% were proved developed, were 62% natural gas, 33% NGLs and 5% oil and condensate. Our PV-10 (non-GAAP) increased approximately 56% from year-end 2013 to $1.041 billion. Our estimates of proved reserves as of June 30, 2014 are based on evaluations prepared by our internal reserve engineers and have not been reviewed by Netherland Sewell.

Additionally, during the first six months of 2014, we successfully added approximately 2,200 net acres to our core Butler Operated Area and successfully reduced our costs to drill and complete wells in our Butler Operated Area by approximately 7% during the first half of 2014 to approximately $5.5 million per well (for a 4,000 foot lateral).

For a further discussion of PV-10 and a reconciliation of PV-10 to standardized measure as of December 31, 2013, see “—Summary Operating and Reserve Data—Reconciliation of Standardized Measure to PV-10.” With respect to PV-10 calculated as of an interim date, it is not practical to calculate taxes for the related period because GAAP does not provide for disclosure of standardized measure on an interim basis.

Amendment to Amended and Restated Credit Agreement

On July 11, 2014, we entered into a third amendment to our amended and restated credit agreement (as amended, our “Credit Facility”) pursuant to which, among other things, (i) KeyBank National Association (“KeyBank”) resigned from its roles as Administrative Agent and Issuing Bank, (ii) Royal Bank of Canada assumed the roles of Administrative Agent and Issuing Bank and (iii) the restriction on the aggregate amount of senior debt securities that we may have outstanding at any time was revised such that the aggregate principal amount of such debt securities is governed solely by our pro forma compliance with existing financial covenants set forth in our amended and restated credit agreement and not subject to a specified dollar limit.

Issuance of 6.25% Senior Notes Due 2022

On July 17, 2014, we issued in a private offering $325 million aggregate principal amount of our 6.250% Senior Notes due 2022 (the “Notes”). We used a portion of the net proceeds to repay all of the borrowings outstanding under our Credit Facility and will use the remaining net proceeds for general corporate purposes.

Corporate Information

Our principal executive offices are located at 366 Walker Drive, State College, Pennsylvania 16801, and our main telephone number is (814) 278-7267. Our common stock currently trades on the NASDAQ Global Select Market under the symbol “REXX.”

We maintain a website at www.rexenergy.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus, and you should rely only on the information contained in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference when making a decision as to whether to buy our common stock in this offering.

The Offering

The summary below describes the principal terms of our Series A Convertible Preferred Stock and the depositary shares representing our Series A Convertible Preferred Stock. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Series A Convertible Preferred Stock” and “Description of Depositary Shares” sections of this prospectus supplement contain a more detailed description of the terms and conditions of our Series A Convertible Preferred Stock and the depositary shares representing our Series A Convertible Preferred Stock. As used in this “The Offering” section, the terms “we,” “our,” “us,” “the Company” and “Rex Energy” refer only to Rex Energy Corporation and not to its subsidiaries.

Issuer	Rex Energy Corporation.

Securities Offered	1,400,000 depositary shares, each representing a 1/100th ownership interest in a share of 6.00% Series A Convertible Preferred Stock, or 1,610,000 depositary shares if the underwriters exercise their over-allotment option in full. Each holder of a depositary share will be entitled to, through the depositary, in proportion to the applicable fraction of a share of Series A Convertible Preferred Stock represented by such depositary share, all the rights, preferences and provisions of our Series A Convertible Preferred Stock represented thereby (including those related to dividends, voting and liquidation).

Dividends	6.00% per annum per share on the liquidation preference thereof of $10,000.00 for each share of Series A Convertible Preferred Stock (equivalent to a liquidation preference of $100.00 per depositary share). Dividends will accrue and cumulate from August 18, 2014 and, to the extent that we are legally permitted to pay dividends and our board of directors, or an authorized committee of our board of directors, declares a dividend payable, we will pay dividends in cash, shares of our common stock or a combination thereof at our election, on each dividend payment date. The dividend payable (if declared) on the first dividend payment date is expected to be $145.00 per share of Series A Convertible Preferred Stock (equivalent to $1.45 per depositary share) and on each subsequent dividend payment date is expected to be $150.00 per share of Series A Convertible Preferred Stock (equivalent to $1.50 per depositary share). Any dividends paid will be distributed to holders of depositary shares in the manner described under “Description of Depositary Shares—Dividends and Other Distributions” below.

If we pay all or a portion of a dividend in shares of our common stock, we will deliver such shares of common stock to the dividend agent on behalf of the holders of our Series A Convertible Preferred Stock and will instruct the dividend agent to deliver such shares to or for the account of the holders less any shares required to be withheld on account of taxes or other governmental charges. Upon delivery of such shares to the dividend agent, the shares of common stock will be beneficially owned by the holders of Series A Convertible Preferred Stock, and the dividend agent will hold those shares for the exclusive benefit of holders of Series A Convertible Preferred Stock. Notwithstanding the foregoing, we will not pay any portion of a dividend on the Series A Convertible Preferred Stock by delivery of shares of common stock unless the common stock to be delivered as payment therefor is freely transferable by the recipient without further action on its behalf, other than by reason of the fact that such recipient is our affiliate.

Our ability to declare and pay dividends may be limited by applicable Delaware law and by the terms of our existing and future financing arrangements. Specifically, our Credit Facility and the indentures governing our outstanding notes limit our ability to pay cash dividends or distributions in respect of our capital stock, including our Series A Convertible Preferred Stock.

See “Description of Series A Convertible Preferred Stock—Dividends.”

Dividend Payment Dates	February 15, May 15, August 15 and November 15 of each year, commencing on November 15, 2014.

Liquidation Preference	$10,000.00 per share of Series A Convertible Preferred Stock (equivalent to $100.00 per depositary share), plus accumulated and unpaid dividends.

Ranking	Our Series A Convertible Preferred Stock will rank with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

•

senior to our common stock and to all of our other capital stock issued in the future unless the terms of that stock expressly provide that it ranks senior to, or on a parity with, our Series A Convertible Preferred Stock;

•	on a parity with any of our capital stock issued in the future the terms of which expressly provide that it will rank on a parity with our Series A Convertible Preferred Stock; and

•	junior to all of our capital stock issued in the future, the terms of which expressly provide that such stock will rank senior to our Series A Convertible Preferred Stock.

Redemption	None.

Conversion at the Option of the Holder

Holders of Series A Convertible Preferred Stock may elect to convert their shares of Series A Convertible Preferred Stock into shares of our common stock at the conversion rate of 555.56 shares of common stock for each share of Series A Convertible Preferred Stock (equivalent to 5.5556 shares of common stock for each depositary share). This conversion rate is subject to certain adjustments as described under “Description of Series A Convertible Preferred Stock—Anti-dilution Adjustments.”

Because each depositary share represents a 1/100th interest in a share of our Series A Convertible Preferred Stock, a holder of depositary shares may only submit depositary shares for conversion in lots of 100 depositary shares, subject to adjustment, as described below under “Description of Depositary Shares—Conversion of Depositary Shares” in this prospectus supplement.

Conversion upon Fundamental Change	If a “fundamental change” (as defined in “Description of Series A Convertible Preferred Stock—Conversion Upon a Fundamental Change”) occurs, we will permit conversion of our Series A Convertible Preferred Stock by the holders thereof during the period beginning on the effective date of the fundamental change and ending on the date that is 15 days after such effective date, with converting holders receiving, for each share of Series A Convertible Preferred Stock, a number of shares of our common stock equal to the greater of (i) the then-applicable conversion rate, plus a number of additional shares of our common stock, if any, described under “Description of Series A Convertible Preferred Stock—Make-Whole Premium for Conversion Upon a Fundamental Change,” as described under “Description of Series A Convertible Preferred Stock—Conversion Upon a Fundamental Change” and (ii) $10,000 divided by the greater of (a) the applicable “stock price” (as defined under “Description of Series A Convertible Preferred Stock—Make-Whole Premium for Conversion Upon a Fundamental Change”) and (b) $7.19 per share (subject to adjustment at the same time as, and in a manner inverse to, any adjustment to the conversion rate), which is 50% of the last reported sale price of the common stock on August 12, 2014). Because each depositary share represents a 1/100th interest in a share of our Series A Convertible Preferred Stock, a holder of depositary shares may only submit depositary shares for conversion in lots of 100 depositary shares, subject to adjustment, as described below under “Description of Depositary Shares—Conversion of Depositary Shares” in this prospectus supplement.

Mandatory Conversion

On or after August 20, 2019, if the daily volume-weighted average price of our common stock equals or exceeds 130% of the then-prevailing conversion price (the liquidation preference divided by the then-prevailing conversion rate) for at least 20 Trading Days (as defined in “Description of Series A Convertible Preferred Stock—Mandatory Conversion”) within any period of 30 consecutive Trading Days (including the last day of such 30 consecutive Trading Day period), we may, at our option, cause all or a portion of the shares of Series A Convertible Preferred Stock to be automatically converted into shares of our common stock at the then-applicable conversion rate, plus accumulated and unpaid dividends (other than previously declared dividends on the Series

A Convertible Preferred Stock payable to holders of record as of a prior date). See “Description of Series A Convertible Preferred Stock—Mandatory Conversion.”

Anti-dilution Adjustments	The conversion rate and the number of shares of our common stock to be delivered upon conversion may be adjusted in the event of, among other things, stock dividends or distributions in shares of our common stock or subdivisions, splits and combinations of shares of our common stock. See “Description of Series A Convertible Preferred Stock—Anti-dilution Adjustments.”

Voting Rights	Except as required by Delaware law and the certificate of designations establishing our Series A Convertible Preferred Stock, holders of our Series A Convertible Preferred Stock will have no voting rights.

In the event that dividends on our Series A Convertible Preferred Stock are in arrears and unpaid for six or more quarterly periods (whether or not consecutive), the holders, voting as a single class with any series of Parity Stock (as defined under “Description of Series A Convertible Preferred Stock—Ranking”) having similar voting rights that are then exercisable, will be entitled at the next regular or special meeting of our shareholders to elect two directors. Immediately upon the occurrence of such dividend arrearage, the number of directors that comprise our board will be increased automatically by two additional directors. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Series A Convertible Preferred Stock and all Parity Stock has been paid in full.

The affirmative consent of holders of more than 66 2/3% of the outstanding Series A Convertible Preferred Stock and all other preferred stock or capital stock having similar voting rights voting in proportion to the respective liquidation preferences will be required for the issuance of any class or series of stock ranking senior to our Series A Convertible Preferred Stock as to dividend rights or rights upon liquidation, winding-up or dissolution and for amendments to our amended and restated certificate of incorporation, including the provisions thereof establishing our Series A Convertible Preferred Stock, that would adversely affect the rights of holders of our Series A Convertible Preferred Stock.

See “Description of Series A Convertible Preferred Stock—Voting Rights.” Holders of depositary shares must act through the depositary to exercise any voting rights, as described under “Description of Depositary Shares—Voting the Series A Convertible Preferred Stock” in this prospectus supplement.

Reorganization Events	If a “reorganization event” (as defined in “Description of Series A Convertible Preferred Stock—Reorganization Events”) occurs,

then, immediately prior to such reorganization event, the right to convert each share of our Series A Convertible Preferred Stock shall, without the consent of the holders of our Series A Convertible Preferred Stock, be changed into a right to convert it into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Series A Convertible Preferred Stock into common stock immediately prior to such reorganization event. See “Description of Series A Convertible Preferred Stock—Reorganization Events.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $135.2 million after deducting the underwriters’ discount and estimated offering expenses payable by us (or approximately $155.5 million if the underwriters exercise their over-allotment option to purchase 210,000 additional depositary shares in full). We intend to use approximately $120.0 million of the net proceeds from this offering to fund the consideration for the Shell Transaction and the remainder to fund our capital expenditure program and for general corporate purposes. If the Shell Transaction is not consummated, we intend to use the net proceeds from this offering to fund our capital expenditure program and for general corporate purposes. There is no assurance that the Shell Transaction will occur on or before a certain time, or at all. The closing of this offering is not conditioned on the consummation of the Shell Transaction.

Tax Consequences	The U.S. federal income tax consequences of purchasing, owning and disposing of our Series A Convertible Preferred Stock and any common stock received in respect of our Series A Convertible Preferred Stock are described in “Material U.S. Federal Income Tax Considerations.” Prospective investors are urged to consult their own tax advisors regarding the tax consequences of purchasing, owning and disposing of our Series A Convertible Preferred Stock and any common stock received in respect thereof in light of their personal investment circumstances.

Absence of a Public Market	Our Series A Convertible Preferred Stock is a new issue for which there is currently no public market. If an active public market does not develop, the market price and liquidity of our Series A Convertible Preferred Stock will be adversely affected. We do not intend to list our Series A Convertible Preferred Stock on any national securities exchange or include our Series A Convertible Preferred Stock in any automated quotation system.

Registrar and Depositary	Computershare Trust Company, N.A. and Computershare Inc. (collectively, “Computershare”)

Common Share Symbol	Our common stock is listed on the NASDAQ Global Select Market under the symbol “REXX.”

Summary Historical Financial Data

The following table shows our summary historical consolidated financial data, for the periods and as of the dates indicated, for Rex Energy Corporation and its subsidiaries. The selected statement of operations data for the years ended December 31, 2011, 2012 and 2013 and the balance sheet data as of December 31, 2012 and 2013 are derived from our audited consolidated financial statements, which are incorporated by reference in this offering memorandum.

The selected statement of operations data for the six months ended June 30, 2013 and 2014 and the balance sheet data as of June 30, 2014 are derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, which is incorporated herein by reference. The summary unaudited consolidated financial data has been prepared on a consistent basis with our audited consolidated financial statements. In the opinion of management, such summary unaudited consolidated financial data reflects all adjustments (consisting of normal and recurring accruals) considered necessary to present our financial position for the periods presented. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full year because of the impact of fluctuations in prices received from natural gas and oil, natural production declines, the uncertainty of exploration and development drilling results and other factors.

The summary financial data presented below are qualified in their entirety by reference to and should be read in conjunction with “Capitalization” included elsewhere herein and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, each of which is incorporated herein by reference.

	Year ended December 31,			Six Months Ended June 30,
($ in thousands)	2011	2012	2013	2013	2014
Statement of Operations Data:
Operating Revenue:
Oil, Natural Gas and NGL Sales	$111,879	$134,574	$213,919	$92,384	$154,202
Field Services Revenue	2,518	13,403	23,812	10,345	28,391
Other Revenue	209	162	200	100	74

Total Operating Revenue	114,606	148,139	237,931	102,829	182,667

Operating Expenses:
Production and Lease Operating Expense	33,116	47,638	62,138	26,492	41,646
General and Administrative Expense	23,636	23,345	33,126	15,578	19,630
Loss on Disposal of Assets	502	58	1,647	1,493	301
Impairment Expense	14,631	20,585	32,072	170	41
Exploration Expense	2,507	4,782	11,408	4,269	3,427
Depreciation, Depletion, Amortization & Accretion	27,856	45,437	63,944	24,101	41,650
Field Services Operating Expenses	1,750	8,240	17,330	6,703	21,365
Other Operating Expense	819	1,136	592	891	27

Total Operating Expenses	104,817	151,221	222,257	79,697	128,087
Income (Loss) from Operations	9,789	(3,082)	15,674	23,132	54,580

Other Income (Expense):
Interest Expense	(2,514)	(6,443)	(22,782)	(9,831)	(14,638)
Gain (Loss) on Derivatives, Net	18,916	10,687	(2,908)	3,201	(10,001)
Other Income (Expense)	79	98,549	6,653	2,073	(17)
Gain (Loss) on Equity Method Investments	81	(3,921)	(763)	(361)	(408)

Total Other Income (Expense)	16,562	98,872	(19,800)	(4,918)	(25,064)

	Year ended December 31,			Six Months Ended June 30,
($ in thousands)	2011	2012	2013	2013	2014
Income (Loss) from Continuing Operations Before Income Tax	26,351	95,790	(4,126)	18,214	29,516
Income Tax Benefit (Expense)	(8,270)	(38,549)	3,785	(7,115)	(10,124)

Income (Loss) from Continuing Operations	18,081	57,241	(341)	11,099	19,392
Income (Loss) from Discontinued Operations, Net of Income Taxes	(33,457)	(10,943)	(232)	460	—

Net Income (Loss)	(15,376)	46,298	(573)	11,559	19,392
Net Income (Loss) Attributable to Noncontrolling Interests	(7)	819	1,557	654	2,446

Net Income (Loss) Attributable to Rex Energy	$(15,369)	$45,479	$(2,130)	$10,905	$16,946

Other Financial Data:
EBITDAX from Continuing Operations(1)	$65,366	$88,681	$134,905	$59,346	$93,146

Cash Flow Data:
Cash provided by operating activities	64,507	45,705	108,316	60,998	86,571
Cash used by investing activities	(276,574)	(100,742)	(313,518)	(137,683)	(225,431)
Cash provided by financing activities	212,855	87,216	163,127	101,904	142,911

	At December 31,		At June 30, 2014
($ in thousands)	2012	2013
Balance Sheet Data:
Cash and Cash Equivalents	$43,975	$1,900	$5,951
Property and Equipment, net of Accumulated Depreciation	654,015	902,882	1,088,333
Total Assets	772,710	991,396	1,183,102
Current Liabilities, including current portion of Long-Term Debt	56,133	96,959	111,270
Long-Term Debt, net of current maturities	249,249	415,269	559,802
Total Liabilities	360,416	574,471	744,306
Noncontrolling Interests	775	2,042	3,767
Owners’ Equity	412,294	416,925	438,796

(1)	For a definition of EBITDAX and a reconciliation to its most directly comparable financial measure calculated and presented in accordance with GAAP, please see “Selected Historical Consolidated Financial Data—Reconciliation of EBITDAX to Net (Loss) Income.”

Summary Operating and Reserve Data

The following table summarizes our operating and reserve data as of and for each of the periods indicated from continuing operations. The table includes the non-GAAP financial measure of PV-10. For a definition of PV-10 and a reconciliation to the standardized measure of discounted future net cash flow, its most directly comparable financial measure calculated and presented in accordance with GAAP, please see “— Reconciliation of Standardized Measure to PV-10” below.

	Year Ended December 31,			Six Months Ended June 30,
	2011	2012	2013	2013	2014
Production
Oil (Bbls)	694,452	732,066	914,232	411,831	502,269
Natural gas (Mcf)	8,912,250	18,016,700	23,446,755	10,243,603	15,834,994
C3+ NGLs (Bbls)	190,151	358,049	819,670	316,209	630,724
Ethane (Bbls)	—	—	—	—	13,948

Mcf equivalent (Mcfe)	14,219,868	24,557,390	33,850,167	14,611,843	22,716,640

Oil and natural gas sales(1)
Oil and condensate sales	$63,515	$66,329	$89,959	$37,786	$47,861
Natural gas sales	$38,161	$52,992	$87,078	$40,315	$72,498
C3+ NGLs sales	$10,203	$15,253	$39,882	$14,283	$33,759
Ethane sales					$84

Total	$111,879	$134,574	$213,919	$92,384	$154,202

Average sales price(1)
Oil ($ per Bbl)	$91.46	$90.61	$95.12	$91.75	$95.29
Natural gas ($ per Mcf)	$4.28	$2.94	$3.71	$3.94	$4.58
C3+ NGLs ($ per Bbl)	$53.66	$42.60	$48.66	$45.17	$53.52
Ethane ($ per Bbl)	$—	$—	$—	$—	$6.00

Mcf equivalent ($ per Mcfe)	$7.87	$5.48	$6.32	$6.32	$6.79

Average production cost
Mcf equivalent ($ per Mcfe)	$2.33	$1.94	$1.84	$1.81	$1.83

(1)	Information excludes the impact of our financial derivative activities.

The following table summarizes our reserve data as of the periods indicated for continuing operations. The table includes the non-GAAP financial measure of PV-10. For a definition of PV-10 and a reconciliation to the standardized measure of discounted future net cash flow, its most directly comparable financial measure calculated and presented in accordance with GAAP, please see “— Reconciliation of Standardized Measure to PV-10” below.

	At December 31,
	2011	2012	2013
Estimated proved reserves(1)(2)
Bcf equivalent (Bcfe)	366.2	618.1	849.8
% Oil and NGLs	25%	40%	39%
% Proved developed producing	45%	40%	41%
PV-10 (millions)	$539.6	$500.5	$668.7
Standardized measure (millions)	$413.9	$396.1	$529.1

(1)	The estimates of reserves in the table above conform to the guidelines of the SEC. Estimated recoverable proved reserves have been determined without regard to any economic impact that may result from our financial derivative activities. These calculations were prepared using standard geological and engineering methods generally accepted by the petroleum industry. The estimated present value of estimated proved reserves does not give effect to indirect expenses such as debt service and future income tax expense, asset retirement obligations, or to depletion, depreciation and amortization. The reserve information shown is estimated. The certainty of any reserve estimate is a function of the quality of available geological, geophysical, engineering and economic data, the precision of the engineering and geological interpretation, and judgment. The estimates of reserves, future cash flows and present value are based on various assumptions, and are inherently imprecise. Although we believe these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates. Also, the use of a 10% discount factor for reporting purposes may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.

(2)	Our estimated future cash flows as of December 31, 2011, 2012 and 2013 were determined by using reserve quantities of estimated proved reserves and the periods in which they are expected to be developed and produced based on the prevailing economic conditions. The estimated future production was priced based on SEC pricing as of December 31, 2011, 2012 and 2013 of $92.45, $90.92 and $94.28 per Bbl of oil, respectively; $46.34, $32.91 and $26.37 per Bbl of NGLs, respectively; and $4.545, $2.941 and $3.588 per Mcf of natural gas, respectively; in each case, as adjusted by lease for transportation fees and regional price differentials.

Reconciliation of Standardized Measure to PV-10

The following table shows the reconciliation of PV-10 to our standardized measure of discounted future net cash flows, the most directly comparable GAAP measure, for the periods indicated. PV-10 represents our estimate of the present value, discounted at 10% per annum, of estimated future cash flows of our estimated proved reserves before income tax and asset retirement obligations. Management believes that PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating our company. PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows as computed under GAAP.

	Year Ended December 31,
	2011	2012	2013
Reconciliation of Standardized Measure to PV-10
PV-10	$539.6	$500.5	$668.7
Less: Present value of future income tax discounted at 10%	(107.0)	(79.6)	(111.1)
Less: Present value of future asset retirement obligations discounted at 10%	(18.7)	(24.8)	(28.5)

Standardized measure of discounted future net cash flows	$413.9	$396.1	$529.1

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus supplement and the documents we have incorporated by reference herein and therein, including those in Item 1A “Risk Factors” in our 2013 Annual Report, in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014 and in our Current Reports on Form 8-K, which are incorporated by reference into this prospectus supplement, and other reports and documents that we file with the SEC after the date of this prospectus supplement and that are incorporated by reference herein, in evaluating an investment in the securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected.

Risks Relating to this Offering and Our Series A Convertible Preferred Stock

The convertible preferred stock ranks junior to all of our indebtedness and other liabilities.

In the event of our bankruptcy, liquidation, reorganization or other winding-up, our assets will be available to pay obligations on our Series A Convertible Preferred Stock only after all of our indebtedness and other liabilities have been paid. The rights of holders of the Series A Convertible Preferred Stock to participate in the distribution of assets of our subsidiaries will rank junior to the prior claims of that subsidiary’s creditors and any other equity holders. Consequently, if we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets remaining to pay amounts due on any or all of the Series A Convertible Preferred Stock then outstanding. We and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to our Series A Convertible Preferred Stock.

We currently have no preferred stock outstanding and no other capital stock outstanding that is senior to or on parity with the Series A Convertible Preferred Stock. As of June 30, 2014, we had approximately $567.5 million of total debt.

We are not obligated to pay dividends on our Series A Convertible Preferred Stock and no payment or adjustment will be made upon conversion for accumulated dividends.

Quarterly dividends on our Series A Convertible Preferred Stock are only payable when, as and if declared by our board of directors. Our board of directors is not legally obligated to declare dividends, even if we have funds available for such purposes. Under Delaware law, dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then-current or the preceding fiscal year. Unless we operate profitably, our ability to pay dividends on our Series A Convertible Preferred Stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Further, even if adequate surplus is available to pay dividends on the Series A Convertible Preferred Stock, we may not have sufficient cash to pay dividends on the Series A Convertible Preferred Stock. We may elect to pay dividends on the Series A Convertible Preferred Stock in shares of our common stock; however, our ability to pay dividends in shares of our common stock may be limited by the number of shares of common stock we are authorized to issue under our amended and restated certificate of incorporation. As of August 12, 2014, we had issued 54,098,319 shares of our common stock out of 100,000,000 authorized shares under our amended and restated certificate of incorporation.

No allowance or adjustment will be made upon conversion for any undeclared or, subject to limited exceptions, unpaid dividends.

The terms of our Credit Facility, indentures and other financing agreements may limit our ability to pay dividends on our Series A Convertible Preferred Stock.

Our Credit Facility and the indentures governing our outstanding senior notes contain restrictions on, and any indentures and other financing agreements that we enter into in the future may contain restrictions on, our ability to pay cash dividends on our capital stock, including our Series A Convertible Preferred Stock. These limitations may cause us to be unable to pay dividends on our Series A Convertible Preferred Stock unless we can refinance amounts outstanding under those agreements. Since we are not obligated to declare or pay dividends, we do not intend to do so to the extent we are restricted by any of our financing agreements.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the our Series A Convertible Preferred Stock.

We expect that some investors in, and potential purchasers of, our Series A Convertible Preferred Stock will employ, or seek to employ, a convertible arbitrage strategy with respect to the Series A Convertible Preferred Stock. Investors would typically implement such a strategy by selling short the common stock deliverable upon conversion of each share of Series A Convertible Preferred Stock and dynamically adjusting their short position while continuing to hold the Series A Convertible Preferred Stock. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, our Series A Convertible Preferred Stock to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the Series A Convertible Preferred Stock.

The market price of our common stock, and therefore of our Series A Convertible Preferred Stock, may significantly fluctuate, which may make it difficult for you to sell depositary shares, or common stock issuable pursuant to the terms thereof, when you want or at prices you find attractive.

The market price of our common stock has historically experienced fluctuations. From June 1, 2012 to August 12, 2014, our common stock has traded as high as $25.17 per share and as low as $9.00 per share. On August 12, 2014, the last reported sale price of our common stock was $14.38. The market price of our common stock is likely to continue to be volatile and subject to significant price and volume fluctuations in response to oil and natural gas price volatility, actions of our shareholders, speculation of the press or investment community, operating and stock price performance of comparable companies and market and other factors, including the other risk factors discussed elsewhere in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” and in the documents incorporated by reference into this prospectus supplement. Because our Series A Convertible Preferred Stock is convertible into shares of our common stock, volatility or depressed market prices for our common stock could have a similar effect on the trading price of our Series A Convertible Preferred Stock. Holders who receive common stock pursuant to the terms of our Series A Convertible Preferred Stock will also be subject to the risk of volatility and depressed prices. Volatility or depressed market prices may make it difficult for you to sell our depository shares, or our common stock issuable pursuant to the terms thereof, when you want or at attractive prices.

Market interest rates may affect the value of our Series A Convertible Preferred Stock.

One of the factors that will influence the price of our Series A Convertible Preferred Stock will be the dividend yield on our Series A Convertible Preferred Stock relative to market interest rates. An increase in market interest rates could cause the market price of convertible preferred stock to go down. The trading price of the shares of our Series A Convertible Preferred Stock will also depend on the market for similar securities and the factors affecting our common stock.

We may issue additional series of preferred stock that rank equally to our Series A Convertible Preferred Stock as to dividend payments and liquidation preference.

Our amended and restated certificate of incorporation will not prohibit us from issuing additional series of preferred stock that would rank equally to our Series A Convertible Preferred Stock as to dividend payments and liquidation preference. The issuances of other series of preferred stock could have the effect of reducing the amounts available to our Series A Convertible Preferred Stock in the event of our liquidation. It may also reduce dividend payments on our A Series A Convertible Preferred Stock if we do not have sufficient funds to pay dividends on all convertible preferred stock outstanding and outstanding parity preferred stock. Future issuances of preferred stock may adversely affect the market price for our common stock and our Series A Convertible Preferred Stock. If we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease, adversely affecting the value of our Series A Convertible Preferred Stock. Additional issuances and sales of preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

If you hold shares of our Series A Convertible Preferred Stock, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold shares of our Series A Convertible Preferred Stock, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have rights with respect to our common stock only if and when we deliver shares of our common stock to you upon conversion of your shares of Series A Convertible Preferred Stock and, in certain cases, under the conversion rate adjustments applicable to our Series A Convertible Preferred Stock. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the delivery of common stock to you following a conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The additional shares of our common stock payable on our Series A Convertible Preferred Stock in connection with a fundamental change may not adequately compensate you for the lost option time value of your shares of our Series A Convertible Preferred Stock as a result of such fundamental change.

If a fundamental change occurs, you will be entitled to receive a number of shares of our common stock equal to the greater of (i) the then-applicable conversion rate, plus a number of additional shares of our common stock, if any, described under “Description of Series A Convertible Preferred Stock—Make-

Whole Premium for Conversion Upon a Fundamental Change,” as described under “Description of Series A Convertible Preferred Stock—Conversion Upon a Fundamental Change” and (ii) $10,000 divided by the greater of (a) the applicable “stock price” (as defined under “Description of Series A Convertible Preferred Stock—Make-Whole Premium for Conversion Upon a Fundamental Change”) and (b) $7.19 per share (subject to adjustment at the same time as, and in a manner inverse to, any adjustment to the conversion rate), which is 50% of the last reported sale price of the common stock on August 12, 2014). Because each depositary share represents a 1/100th interest in a share of our Series A Convertible Preferred Stock, a holder of depositary shares may only submit depositary shares for conversion in lots of 100 depositary shares, subject to adjustment, as described below under “Description of Depositary Shares—Conversion of Depositary Shares” in this prospectus supplement. The number of additional shares of our common stock (if any) will be determined based on the date on which the fundamental change becomes effective, and the price paid (or deemed paid) per share of common stock in the fundamental change transaction as described under “Description of Series A Convertible Preferred Stock—Conversion Upon a Fundamental Change.” While the additional shares of our common stock upon conversion (if any) is designed to compensate you for the lost option time value of your shares of Series A Convertible Preferred Stock as a result of the fundamental change, the increase is only an approximation of this lost value and may not adequately compensate you for your loss.

Upon a conversion in connection with a fundamental change, you may receive consideration worth less than the $10,000 liquidation preference per share of our Series A Convertible Preferred Stock, plus any accumulated and unpaid dividends thereon.

If the price per share paid (or deemed paid) in a fundamental change transaction is less than $7.19 per share (which is 50% of the last reported sale price of our common stock on August 12, 2014), you will receive upon conversion, for each share of Series A Convertible Preferred Stock, a fixed amount of common stock equal to $10,000 divided by $7.19. That conversion value will be worth less than the liquidation preference of your converted shares of Series A Convertible Preferred Stock and accumulated and unpaid dividends. You will have no claim against us for the difference between the value of the consideration you receive upon a conversion in connection with a fundamental change and the $10,000 liquidation preference per share of convertible preferred stock, plus any accumulated and unpaid dividends thereon.

Some significant restructuring transactions may not constitute a fundamental change but may nevertheless result in holders of the convertible preferred stock losing option time value.

Upon the occurrence of a fundamental change, holders will have the rights described under “Description of Series A Convertible Preferred Stock—Conversion Upon a Fundamental Change.” However, these provisions will not afford protection to holders of our Series A Convertible Preferred Stock in the event of other transactions that could adversely affect the value of our Series A Convertible Preferred Stock. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change. In the event of any such transaction, holders would not have the protection afforded by the provisions described under “Description of Series A Convertible Preferred Stock—Conversion Upon a Fundamental Change,” even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of our Series A Convertible Preferred Stock.

Your ability to transfer our Series A Convertible Preferred Stock may be limited by the absence of a trading market.

Our Series A Convertible Preferred Stock will be a new class of securities for which currently there is no trading market. We do not intend to apply for listing of our Series A Convertible Preferred Stock on any securities exchange or stock market. Although the underwriters have informed us that they currently intend to make a market in our Series A Convertible Preferred Stock, they are not obligated to do so. In addition, the underwriters may discontinue any such market-making at any time without notice. The liquidity of any market for our Series A Convertible Preferred Stock will depend on the number of holders of those shares, the interest of securities dealers in making a market in our Series A Convertible Preferred Stock and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for our Series A Convertible Preferred Stock.

There may be future dilution of our common stock or other equity, which would adversely affect the market price of our common stock and the value of our Series A Convertible Preferred Stock.

Except as described under “Plan of Distribution,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. We are offering to sell 1,400,000 depositary shares each representing a 1/100th ownership interest in a share of our Series A Convertible Preferred Stock (1,610,000 depositary shares if the underwriters exercise their over-allotment option in full). An additional 7,777,840 shares of common stock will be issuable upon conversion of our Series A Convertible Preferred Stock (8,944,516 shares of common stock if the underwriters exercise their over-allotment option in full). We may elect to pay all or a portion of the dividends payable on our Series A Convertible Preferred Stock in the form of additional shares of common stock which would result in the issuance of new shares of common stock.

In addition, to the extent options to purchase common stock under our employee stock option plans are exercised, holders of our common stock will experience dilution. As of August 8, 2014, we had outstanding options that allow the holders to purchase 412,561 shares of common stock at a weighted average exercise price of $10.79 per share.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of any of our Series A Convertible Preferred Stock and our common stock, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of our Series A Convertible Preferred Stock. The price of our common stock could be affected by possible sales of our common stock by investors who view the convertible preferred stock as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock as a result of this offering. The hedging or arbitrage could, in turn, affect the market price of our Series A Convertible Preferred Stock.

Our Series A Convertible Preferred Stock will not limit our ability to incur future indebtedness that will rank senior to our Series A Convertible Preferred Stock.

We and our subsidiaries may incur substantial amounts of additional debt and the other obligations that will rank senior to our Series A Convertible Preferred Stock, and the terms of our Series A Convertible Preferred Stock will not limit the amount of such debt or other obligations that we may incur. In addition, our subsidiaries may issue share capital to third parties.

Holders of our Series A Convertible Preferred Stock will have no rights as a holder of our common stock until they acquire our common stock.

Until you acquire shares of our common stock upon conversion of our Series A Convertible Preferred Stock or as payment of dividends on our Series A Convertible Preferred Stock, you will have no rights with respect to our common stock, including voting rights (except as required by applicable state law and as described under “Description of Series A Convertible Preferred Stock—Voting Rights”), rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon acquiring shares of our common stock through conversion of our Series A Convertible Preferred Stock or as payment of dividends on our Series A Convertible Preferred Stock, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the date you acquire such shares of our common stock.

Risks Relating to the Shell Transaction

The Shell Transaction involves risks associated with acquisitions and integrating acquired assets, including the potential exposure to significant liabilities, and the intended benefits of the Shell Transaction may not be realized.

The Shell Transaction involves risks associated with acquisitions and integrating acquired assets into existing operations, including that:

•	our senior management’s attention may be diverted from the management of daily operations to the integration of the assets acquired in the Shell Transaction;

•	we could incur significant unknown and contingent liabilities for which we have limited or no contractual remedies or insurance coverage;

•	the assets acquired in the Shell Transaction may not perform as well as we anticipate; and

•	unexpected costs, delays and challenges may arise in integrating the assets acquired in the Shell Transaction into our existing operations.

Even if we successfully integrate the assets acquired in the Shell Transaction into our operations, it may not be possible to realize the full benefits we anticipate or we may not realize these benefits within the expected timeframe. If we fail to realize the benefits we anticipate from the Shell Transaction, our business, results of operations and financial condition may be adversely affected.

We could be subject to unknown liabilities of the assets purchased under the Shell Transaction, which could cause us to incur substantial financial obligations and harm our business.

Although Shell is required to indemnify us for certain breaches of representations, warranties and covenants made in the purchase and sale agreement governing the Shell Transaction (the “Shell PSA”) as well as Shell’s ownership and operation of the properties (including environmental liabilities), such obligations are subject to monetary and time limitations. In addition, if we are entitled to indemnification by Shell, it may be costly to enforce those rights and/or we may not be successful in collecting amounts we are entitled to. If there are liabilities of the assets purchased pursuant to the Shell Transaction of which we are not aware, we may have little or no recourse against Shell and may be obligated to bear the costs of those liabilities.

There can be no assurance that the Shell Transaction will be consummated in accordance with the anticipated timing or at all, and the closing of this offering is not conditioned on the consummation of the Shell Transaction.

Although we expect to close the Shell Transaction on or before September 15, 2014, there can be no assurance that the Shell Transaction will be completed in accordance with the anticipated timing or at all. The Shell PSA contains certain closing conditions, which may not be satisfied or waived. In addition, under circumstances specified in the Shell PSA, we or Shell may terminate the Shell PSA.

The closing of this offering is not conditioned on the consummation of the Shell Transaction. Therefore, upon the closing of this offering, you will become a holder of our Series A Convertible Preferred Stock irrespective of whether the Shell Transaction is consummated or delayed. If this offering is consummated and the Shell Transaction does not occur, our earnings available to pay dividends may be less than what might be expected to be available if the Shell Transaction were completed. Also, the price of the Company’s Series A Convertible Preferred Stock may decline to the extent that the current market price of our Series A Convertible Preferred Stock reflects a market assumption that the Shell Transaction will be consummated and that the Company will realize certain anticipated benefits of the Shell Transaction.

Risks Relating to Taxes

If you are a non-U.S. holder (as defined below), dividends on our Series A Convertible Preferred Stock that are paid in shares of our common stock may be subject to U.S. federal withholding tax in the same manner as a cash dividend, which the withholding agent might satisfy through a sale of a portion of the common shares you receive as a dividend or through withholding of other amounts payable to you.

We may elect to pay dividends on our Series A Convertible Preferred Stock in shares of our common stock rather than in cash. Any such stock dividends paid to you will be taxable in the same manner as cash dividends and, if you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”), may be subject to U.S. federal withholding tax (at a 30% rate, or lower treaty rate, if applicable). Any required withholding tax might be satisfied by the withholding agent through a sale of a portion of the shares you receive as a dividend or might be withheld from cash dividends or sales proceeds subsequently paid or credited to you.

You may be subject to tax upon an adjustment to the conversion rate of our Series A Convertible Preferred Stock even though you do not receive a corresponding distribution of cash or shares of common stock.

The conversion rate of our Series A Convertible Preferred Stock is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you may be deemed to have received for U.S. federal income tax purposes a taxable dividend, without the receipt of any cash. Also, if certain types of fundamental changes occur, we will, under some circumstances, increase the conversion rate for shares converted in connection with the fundamental change. Such increase may be treated as a distribution subject to U.S. federal income tax as a dividend. If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax (at a 30% rate, or lower treaty rate if applicable), which may be withheld from subsequent payments of cash or shares of common stock on our Series A Convertible Preferred Stock. See “Material U.S. Federal Income Tax Considerations.”

Corporate U.S. holders of our Series A Convertible Preferred Stock may be unable to use the dividends-received deduction.

Distributions paid to corporate U.S. holders (as defined below) of our Series A Convertible Preferred Stock will be eligible for the dividends-received deduction only to the extent we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We cannot assure you that we will have sufficient earnings and profits in 2014 or in future years to cause all distributions on our Series A Convertible Preferred Stock to be treated as dividends. If a distribution with respect to our Series A Convertible Preferred Stock fails to qualify as a dividend, corporate U.S. holders would not be eligible for dividends-received deduction with respect to such distribution. See “Material U.S. Federal Income Tax Considerations.”

Non-U.S. holders of our Series A Convertible Preferred Stock or our common stock could, in certain situations, be subject to U.S. federal income tax upon a sale, exchange or disposition of such stock.

We believe that we are a “United States real property holding corporation” and likely will remain one in the future. As a result, non-U.S. holders that own (or are treated as owning under constructive ownership rules) more than a specified amount of our Series A Convertible Preferred Stock or our common stock during a specified time period may be subject to U.S. federal income tax on a sale, exchange or other disposition of such stock and may be required to file a U.S. federal income tax return. See “Material U.S. Federal Income Tax Considerations—Consequences to Non-U.S. Holders.”

Our ability to use net operating losses to offset future taxable income may be subject to certain limitations.

As of December 31, 2013, we had federal net operating loss carryforwards (“NOLs”) of approximately $121.1 million. Under Section 382 of the U.S. Internal Revenue Code of 1986, or the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. We do not believe that we have experienced an ownership change prior to this offering. If we undergo an ownership change in connection with this offering or otherwise in the future, our ability to utilize our NOLs could be limited by Section 382 of the Code. Future changes in our stock ownership, many of which are outside of our control, could result in an ownership change under Section 382 of the Code. We cannot assure you that we will not experience an ownership change in connection with this offering. An ownership change could significantly limit the future use of our pre-change NOLs and thereby significantly increase our future tax liabilities. However, our preliminary analysis, which is based on certain assumptions, indicates that an ownership change in connection with this offering would not result in a material limitation on the use of our NOLs.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of depositary shares, after deducting the underwriting discount and estimated offering expenses, will be approximately $135.2 million (or $155.5 million if the underwriters exercise their over-allotment option to purchase 210,000 additional depositary shares in full). We intend to use approximately $120.0 million of the net proceeds from this offering to fund the consideration for the Shell Transaction and the remainder to fund our capital expenditure program and for general corporate purposes. If the Shell Transaction is not consummated, we intend to use the net proceeds from this offering to fund our capital expenditure program and for general corporate purposes. There is no assurance that the Shell Transaction will occur on or before a certain time, or at all. The closing of this offering is not conditioned on the consummation of the Shell Transaction.

CAPITALIZATION

The following table sets forth our forth our combined cash and cash equivalents, total debt and stockholders’ equity as of June 30, 2014:

•	on an actual basis;

•	on an as adjusted basis to give effect to the issuance of the Notes and the use of proceeds thereof; and

•

on an as further adjusted basis to give effect to the Shell Transaction, the completion of this offering and our application of the estimated net proceeds from this offering of approximately $135.2 million, after deducting fees and expenses (including the underwriting discount), in the manner described in “Use of Proceeds.”

You should read the information in this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited interim consolidated financial statements and the notes to those financial statements appearing in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, which is incorporated by reference in this prospectus supplement.

June 30, 2014 (unaudited in thousands)	Actual	As Adjusted	As Further Adjusted
Cash and Cash Equivalents(1)	$5,951	$124,764	$139,964

Long-Term Debt
Credit Facility(2)	$200,000	$—	$—
8.875% Senior Notes Due 2020	350,000	350,000	350,000
6.250% Senior Notes Due 2022	—	325,000	325,000
Premium on Senior Notes, Net	2,905	2,905	2,905
Capital Leases and Other Obligations	14,626	14,626	14,626
Current Portion of Long-Term Debt	(7,729)	(7,729)	(7,729)
Total Long-Term Debt	$559,802	$684,802	$684,802

Stockholders’ Equity
Preferred Stock, $.001 par value, 100,000 shares authorized; and (i) no shares issued (actual and as adjusted) and (ii) 14,000 shares issued and outstanding (as further adjusted)	—	—	1
Common Stock, $.001 par value, 100,000,000 shares authorized; and 54,089,782 shares issued and outstanding (actual, as adjusted and as further adjusted)	$54	$54	$54
Additional Paid-In Capital	459,754	459,754	594,953
Accumulated Deficit	(24,779)	(24,779)	(24,779)
Rex Energy Stockholders’ Equity	$435,029	$435,029	$570,229
Noncontrolling interests	3,767	3,767	3,767
Total Stockholders’ Equity	$438,796	$438,796	$573,996
Total Capitalization	$1,006,327	$1,131,327	$1,266,527

(1)	As of August 7, 2014, we had cash and cash equivalents of approximately $80.9 million.

(2)	As of August 8, 2014, we had no outstanding borrowings under our Credit Facility.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table shows selected consolidated financial data of Rex Energy Corporation for each of the periods indicated. The historical consolidated financial data has been prepared for Rex Energy Corporation for the years ended December 31, 2009, 2010, 2011, 2012 and 2013 and the six months ended June 30, 2013 and 2014. The historical consolidated financial statements for all periods presented are derived from the historical financial data of Rex Energy Corporation. We derived the statement of operations data and statement of cash flows data for the years ended December 31, 2011, 2012 and 2013, and balance sheet data as of December 31, 2012 and 2013 from the audited consolidated financial statements incorporated by reference herein. The statement of operations data for the years ended December 31, 2009 and 2010 and the balance sheet data as of December 31, 2009, 2010 and 2011 have been derived from the historical audited financial statements of Rex Energy Corporation which are not incorporated by reference herein. The statement of operations data and statement of cash flows data for the six months ended June 30, 2013 and 2014, and the balance sheet data as of June 30, 2014, have been derived from the unaudited consolidated financial statements incorporated by reference herein. All material intercompany balances and transactions have been eliminated. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, each of which is incorporated herein by reference. These selected historical consolidated financial results may not be indicative of our future financial or operating results.

	Year Ended December 31,					Six Months Ended June 30,
($ in thousands)	2009	2010	2011	2012	2013	2013	2014
Statement of Operations Data:
Operating Revenue:
Oil, Natural Gas and NGL Sales	$48,534	$67,224	$111,879	$134,574	$213,919	$92,384	$154,202
Field Services Revenue	—	1,366	2,518	13,403	23,812	10,345	28,391
Other Revenue	157	173	209	162	200	100	74

Total Operating Revenue	48,691	68,763	114,606	148,139	237,931	102,829	182,667

Operating Expenses:
Production and Lease Operating Expense	22,157	24,656	33,116	47,638	62,138	26,492	41,646
General and Administrative Expense	15,858	17,141	23,636	23,345	33,126	15,578	19,630
Loss on Disposal of Assets	427	(16,395)	502	58	1,647	1,493	301
Impairment Expense	1,625	8,863	14,631	20,585	32,072	170	41
Exploration Expense	2,080	2,578	2,507	4,782	11,408	4,269	3,427
Depreciation, Depletion, Amortization & Accretion	25,205	21,568	27,856	45,437	63,944	24,101	41,650
Field Services Operating Expenses	—	1,188	1,750	8,240	17,330	6,703	21,365
Other Operating Expense	—	153	819	1,136	592	891	27

Total Operating Expenses	67,352	59,752	104,817	151,221	222,257	79,697	128,087
Income (Loss) from Operations	(18,661)	9,011	9,789	(3,082)	15,674	23,132	54,580
Other Income (Expense):
Interest Expense	(826)	(1,240)	(2,514)	(6,443)	(22,782)	(9,831)	(14,638)
Gain (Loss) on Derivatives, Net	(7,913)	6,055	18,916	10,687	(2,908)	3,201	(10,001)
Other Income (Expense)	(161)	(321)	79	98,549	6,653	2,073	(17)
Gain (Loss) on Equity Method Investments	(9)	(200)	81	(3,921)	(763)	(361)	(408)

Total Other Income (Expense)	(8,909)	4,294	16,562	98,872	(19,800)	(4,918)	(25,064)
Income (Loss) from Continuing Operations Before Income Tax	(27,570)	13,305	26,351	95,790	(4,126)	18,214	29,516
Income Tax Benefit (Expense)	11,002	(5,500)	(8,270)	(38,549)	3,785	(7,115)	(10,124)

Income (Loss) from Continuing Operations	(16,568)	7,805	18,081	57,241	(341)	11,099	19,392
Income (Loss) from Discontinued Operations, Net of Income Taxes	323	(2,022)	(33,457)	(10,943)	(232)	460	—

Net Income (Loss)	(16,245)	5,783	(15,376)	46,298	(573)	11,559	19,392

Net Income (Loss) Attributable to Noncontrolling Interests	(12)	(253)	(7)	819	1,557	654	2,446

Net Income (Loss) Attributable to Rex Energy	$(16,233)	$6,036	$(15,369)	$45,479	$(2,130)	$10,905	$16,946

Other Financial Data:
EBITDAX from Continuing Operations	$22,493	$27,091	$65,366	$88,681	$134,905	$59,346	$93,146

Cash Flow Data:
Cash provided by operating activities	20,774	34,102	64,507	45,705	108,316	60,998	86,571
Cash used by investing activities	(30,061)	(94,921)	(276,574)	(100,742)	(313,518)	(137,683)	(225,431)
Cash provided by financing activities	7,823	66,245	212,855	87,216	163,127	101,904	142,911

	At December 31,					At June 30, 2014
($ in thousands)	2009	2010	2011	2012	2013
Balance Sheet Data:
Cash and Cash Equivalents	$5,582	$11,008	$11,796	$43,975	$1,900	$5,951
Property and Equipment, net of Accumulated Depreciation	275,261	275,923	480,244	654,015	902,882	1,088,333
Total Assets	304,950	407,085	601,551	772,710	991,396	1,183,102
Current Liabilities, including current portion of Long-Term Debt	32,411	63,337	63,366	56,133	96,959	111,270
Long-Term Debt, net of current maturities	23,049	10,120	225,138	249,249	415,269	559,802
Total Liabilities	84,753	102,409	309,277	360,416	574,471	744,306
Noncontrolling Interests	3,343	295	275	775	2,042	3,767
Owners’ Equity	220,197	304,676	292,274	412,294	416,925	438,796

Reconciliation of Net Income (Loss) to EBITDAX

“EBITDAX” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: interest, income taxes, depreciation, depletion, amortization, unrealized losses from financial derivatives, exploration expenses and other non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives, added to net income. EBITDAX, as defined above, is used as a financial measure by our management team and by other users of our financial statements, such as our commercial bank lenders, to analyze such things as:

•	our operating performance and return on capital in comparison to those of other companies in our industry, without regard to financial or capital structure;

•	the financial performance of our assets and valuation of the entity without regard to financing methods, capital structure or historical cost basis;

•	our ability to generate cash sufficient to pay interest costs, support our indebtedness and make cash distributions to our stockholders; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring our performance, nor used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in our statements of cash flows.

We have reported EBITDAX because it is a financial measure used by our existing commercial lenders, and we believe this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in our computations of EBITDAX. While we have disclosed our EBITDAX to permit a more complete comparative analysis of our operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

We believe EBITDAX assists our lenders and investors in comparing a company’s performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because we may borrow money to finance our operations, interest expense is a necessary element of our costs and our ability to generate cash available for distribution. Because we use capital assets, depreciation and amortization are also necessary elements of our costs. Additionally, we are required to pay federal and state taxes, which are necessary elements of our costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, we believe it is important to consider both net income determined under GAAP and EBITDAX to evaluate our performance.

The following table presents a reconciliation of our net income to our EBITDAX for each of the periods presented:

	Year Ended December 31,					Six Months Ended June 30,
($ in thousands)	2009	2010	2011	2012	2013	2013	2014
Net Income (Loss) From Continuing Operations	$(16,568)	$7,805	$18,081	$57,241	$(341)	$11,099	$19,392
Net (Income) Loss Attributable to Noncontrolling Interests	12	253	7	(819)	(1,557)	(654)	(2,446)

Income (Loss) From Continuing Operations Attributable to Rex Energy	(16,556)	8,058	18,088	56,422	(1,898)	10,445	16,946
Add Back Retroactive Portion of New Pennsylvania Impact Fee	—	—	—	2,809	—	—	—
Add Back Depletion, Depreciation, Amortization and Accretion	25,205	21,568	27,856	45,437	63,944	24,101	41,650
Add Back Non-Cash Compensation Expense	1,557	907	1,601	3,140	5,384	2,423	2,724
Add Back Interest Expense(1)	1,595	1,951	2,514	6,443	22,782	9,831	14,638
Add Back Impairment Expense	1,625	8,863	14,631	20,585	32,072	170	41
Add Back Exploration Expense	2,080	2,578	2,507	4,782	11,408	4,269	3,427
Add Back (Less) Loss (Gain) on Disposal of Assets	427	(16,395)	502	(99,349)	(5,159)	(760)	301
Add Back (Less) (Gain) Loss on Financial Derivatives	7,913	(6,055)	(18,916)	(10,687)	2,908	(3,201)	10,001
Add Back (Less) Cash Settlement of Derivatives	9,645	95	6,212	16,219	7,128	4,798	(6,333)
Less Non-Cash Portion of Noncontrolling Interests	(2)	(119)	(157)	(140)	(631)	(206)	(774)
Add Back Non-Cash Portion of Equity Method Investments	6	140	2,258	4,471	752	361	401
Add Back (Less) Income Tax Expense (Benefit)	(11,002)	5,500	8,270	38,549	(3,785)	7,115	10,124

EBITDAX from Continuing Operations	22,493	27,091	65,366	88,681	134,905	59,346	93,146
Net Income (Loss) From Discontinued Operations	$323	$(2,022)	$(33,457)	$(10,943)	$(232)	$460	—
Add Back Depletion, Depreciation, Amortization and Accretion	—	1	85	—	—	—	—
Add (Less) Back Non-Cash Compensation Expense (Income)	—	7	24	(31)	—	—	—
Add Back Interest Expense	—	—	1	—	—	—	—
Add Back Impairment Expense	—	—	13,176	19,770	—	—	—
Add Back Exploration Expense	—	2,664	33,812	867	97	97	—
Less Gain on Disposal of Assets	—	—	—	(2,126)	(969)	(969)	—
Less Unrealized Gain on Financial Derivatives	(558)	—	—	—	—	—	—
Add Back (Less) Income Tax Expense (Benefit)	288	(1,440)	(15,302)	(8,489)	1,005	313	—

EBITDAX from Discontinued Operations	53	(790)	(1,661)	(952)	(99)	(99)	—

EBITDAX	$22,546	$26,301	$63,705	$87,729	$134,806	$59,247	$93,146

(1)	Includes realized settlements on interest rate swap for the years ended December 31, 2010 and 2009.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

•	on a historical basis; and

•

on a pro forma basis, to give effect to this offering and the use of the net proceeds from this offering as described in “Use of Proceeds” (assuming that the underwriters do not exercise their over-allotment option).

The calculations include us and our subsidiaries.

		Historical							Pro Forma
	Six Months Ended June 30, 2014	Year Ended December 31,							Six Months Ended June 30, 2014	Year Ended December 31, 2013
		2013		2012	2011	2010	2009
Ratio of earnings to fixed charges and preferred stock dividends(1)(2)	2.3x	0.6x	(2)	10.1x	7.0x	10.3x	—	(2)	2.0x	0.7x	(2)

(1)	This ratio has been computed by dividing earnings by fixed charges. For purposes of computing the ratio of earnings (loss) to fixed charges, “earnings” include income (loss) from continuing operations before income tax, plus fixed charges and equity method investment (income) loss, less capitalized interest and noncontrolling interest share of (income) loss. “Fixed charges” include interest expense, amortization of premium (discount) on Senior Notes, capitalized interest and amortized loan costs.

(2)	Due to our net losses for the years ended December 31, 2013, including the pro forma period, and 2009, the coverage ratio for each of these periods was less than 1:1. To achieve a coverage ratio of 1:1, we would have needed additional earnings of approximately $12.5 million and $27.5 million for the years ended December 31, 2013 and 2009, respectively.

We did not have any preferred stock outstanding prior to this offering and there were no preferred stock dividends paid or accrued during the historical periods presented above.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “REXX.” The following table shows, for the periods indicated, the high and low reported sale prices for our common stock, as reported on the NASDAQ Global Select Market.

	Sales Price
	High	Low
2014
Third quarter (through August 12, 2014)	$17.84	$12.38
Second Quarter	22.00	16.94
First quarter	19.70	16.74
2013:
Fourth quarter	$25.17	$17.80
Third quarter	22.99	17.45
Second quarter	18.55	14.41
First quarter	16.62	12.45
2012:
Fourth quarter	$14.11	$11.69
Third quarter	14.65	10.78
Second quarter	11.50	8.80
First quarter	15.32	9.29

On August 12, 2014, the closing sales price of our common stock as reported on the NASDAQ Global Select Market was $14.38 per share.

As of August 12, 2014, we had 54,098,319 shares of common stock outstanding and there were approximately 312 holders of records of our common stock.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock since our inception. We do not anticipate paying any cash dividends on our common stock in the foreseeable future, as we currently intend to reinvest our earnings to finance the expansion of our business. In addition, our Credit Facility and the indentures governing our outstanding notes generally restrict our ability to pay cash dividends on our common stock, and we may also enter into credit agreements or other borrowing arrangements in the future that restrict or limit our ability to pay cash dividends on our common stock.

DESCRIPTION OF SERIES A CONVERTIBLE PREFERRED STOCK

The following is a summary of certain provisions of the certificate of designations creating our 6.00% convertible perpetual preferred stock, series A (the “Series A Convertible Preferred Stock”). A copy of the certificate of designations and the form of Series A Convertible Preferred Stock share certificate are available upon request from us at the address set forth under “Where You Can Find More Information.” The following summary of the material provisions of the Series A Convertible Preferred Stock does not purport to be complete. We urge you to read the certificate of designations establishing the Series A Convertible Preferred Stock because it, and not this description, defines your rights as a holder of Series A Convertible Preferred Stock. See also “Description of Capital Stock” in the accompanying prospectus for a description of general terms applicable to the Series A Convertible Preferred Stock, a description of our common stock and certain provisions of Delaware law, the state in which we are incorporated.

As used in this section, the terms “the Company,” “us,” “we” or “our” refer to Rex Energy Corporation and not any of its subsidiaries.

General

Under our amended and restated certificate of incorporation, we are authorized, without further shareholder action, to issue up to 100,000 shares of preferred stock, par value $0.001 per share (equivalent to $0.00001 per depositary share), in one or more series, with such voting powers or without voting powers, and with such designations, and relative preferences, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the certificate of designations providing therefor. We are offering 1,400,000 depositary shares, representing 14,000 shares of Series A Convertible Preferred Stock (or 1,610,000 depositary shares, representing 16,100 shares of Series A Convertible Preferred Stock, if the underwriters exercise their over-allotment option in full), by this prospectus supplement.

Shares of Series A Convertible Preferred Stock, and any common stock issued upon the conversion thereof, or in payment of dividends thereon, upon issuance, and with respect to the Series A Convertible Preferred Stock, full payment of the purchase price for the depositary shares, will be fully paid and nonassessable. The holders of the Series A Convertible Preferred Stock will have no preemptive or preferential right to purchase or subscribe to our shares or other securities of any class. The transfer agent, registrar, redemption, conversion and dividend disbursing agent for the Series A Convertible Preferred Stock will be Computershare, which serves in the same roles with respect to our common stock.

The depositary will be the sole holder of the Series A Convertible Preferred Stock, as described under “Description of Depositary Shares,” and all references in this prospectus supplement to the holders of the Series A Convertible Preferred Stock shall mean the depositary. However, the holders of depositary shares will be entitled, through the depositary, to exercise the rights and preferences of the holders of the Series A Convertible Preferred Stock, as described under “Description of Depositary Shares.”

Ranking

The Series A Convertible Preferred Stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, will rank:

•

senior to all classes of our common stock and to each other class of stock or series of preferred stock established after the original issue date of the Series A Convertible Preferred Stock (which we refer to as the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (we refer to each such class of stock or series of preferred stock, collectively, as “Junior Stock”);

•

on a parity, in all respects, with any class of stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series of preferred stock will rank on a parity with the Series A Convertible Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (we refer to each such class of stock or series of preferred stock, collectively, as “Parity Stock”); and

•

junior to any class of stock, including series of preferred stock, established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Convertible Preferred Stock as to dividend rights and rights upon our liquidation, winding-up or dissolution (we refer to each such class of stock or series of preferred stock, collectively, as “Senior Stock”).

While any shares of Series A Convertible Preferred Stock are issued and outstanding, we may not authorize or issue any class or series of Senior Stock, or any security convertible into Senior Stock, without the affirmative vote or consent of the holders of more than 66 2/3% of the issued and outstanding shares of Series A Convertible Preferred Stock, voting as a single class with any Parity Stock having similar voting rights that are then exercisable.

Without the consent of any holder of Series A Convertible Preferred Stock, however, we may authorize, increase the authorized amount of, or issue any class or series of Parity Stock or Junior Stock. See “—Voting Rights.”

Dividends

Holders of shares of Series A Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends at the rate per annum of 6.00% per share on the liquidation preference thereof of $10,000.00 per share of Series A Convertible Preferred Stock (equivalent to $600.00 per annum per share and $6.00 per annum per depositary share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock at our election, as further described under “—Method of Payment of Dividends.” Dividends on the Series A Convertible Preferred Stock will be payable quarterly on February 15, May 15, August 15 and November 15 of each year, commencing on November 15, 2014 (each, a “Dividend Payment Date”) at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date of the Series A Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Dividends will be payable to holders of record as they appear on our stock register on the immediately preceding February 1, May 1, August 1 and November 1 (each, a “Record Date”). The corresponding record dates for the depositary shares will be the same as the record dates for the Series A Convertible Preferred Stock. Accumulations of dividends on shares of Series A Convertible Preferred Stock will not bear interest. Dividends payable on the Series A Convertible Preferred Stock for any period other than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The initial dividend on the Series A Convertible Preferred Stock for the first dividend period is expected to be $145.00 per share (equivalent to $1.45 per depositary share) (based on the annual dividend rate of 6.00% and a liquidation preference of $10,000.00 per share (equivalent to $100.00 per depositary share)) and will be payable, when and if declared, on November 15, 2014. Each subsequent quarterly dividend on the Series A Convertible Preferred Stock, when and if declared, will be $150.00 per share (equivalent to 1.50 per depositary share) (based on the annual dividend rate of 6.00% and a liquidation preference of $10,000.00 per share (equivalent to $100.00 per depositary share)), subject to adjustments for stock splits, contributions, reclassifications or other similar events involving the Series A Convertible Preferred Stock.

No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of Series A Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum or number of shares of our common stock have been set apart for the payment of such dividend upon all outstanding shares of Series A Convertible Preferred Stock. In addition, our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the Series A Convertible Preferred Stock, is limited by the terms of our outstanding indebtedness. Specifically, the Credit Facility and indentures governing our senior notes limits our ability to pay cash dividends or distributions in respect of our capital stock, including the Series A Convertible Preferred Stock. Furthermore, our ability to declare and pay dividends may be limited by applicable Delaware law. See “Risk Factors—Risks Relating to this Offering and Our Series A Convertible Preferred Stock—The convertible preferred stock ranks junior to all of our indebtedness and other liabilities.”

Method of Payment of Dividends

We will pay any dividend on the Series A Convertible Preferred Stock (whether or not for a current dividend period or any prior dividend period, and including in connection with the payment of accrued, accumulated and unpaid dividends pursuant to the provisions, and subject to the conditions, described under “—Conversion at the Option of the Holder,” “—Conversion Upon a Fundamental Change” and “—Mandatory Conversion”), either:

•	in cash;

•	by delivery of shares of our common stock; or

•	through any combination of cash and shares of our common stock at our election.

If we make any such payment in shares of our common stock, such shares shall be valued for such purpose, in the case of any dividend payment, at 95% of the average of the daily VWAP (as defined under “—Mandatory Conversion”) of our common stock on each of the 10 consecutive Trading Days ending on the second Trading Day immediately preceding:

•	in the case of a Dividend Payment Date (other than as described below), such Dividend Payment Date;

•	in the case of a conversion during a fundamental change conversion period, the effective date of such fundamental change;

•	in the case of a conversion at the option of the holder (other than during a fundamental change conversion period), the conversion date;

•	in the case of a mandatory conversion, the mandatory conversion date.

We will give the holders of the Series A Convertible Preferred Stock notice (the “Dividend Notice”) of the payment method in respect of any dividend at least five days prior to the first Scheduled Trading Day (as defined in “—Mandatory Conversion”) of such 10 Trading Day period or, in the case of a conversion at the option of the holder (other than during a fundamental change conversion period), on the first business day immediately following the conversion date (in each case, the “Dividend Notice Date”). The term “business day” means any day other than a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

If we elect to pay all or a portion of a dividend in the form of shares of our common stock, we will deliver such shares to the transfer agent or another agent (in such capacity, the “dividend agent”) on behalf of the holders of the Series A Convertible Preferred Stock and will instruct the dividend agent to deliver such shares to or for the account of the holders less any shares required to be withheld on account of taxes or other governmental charges. In order to satisfy any obligation to withhold taxes arising from any payment of a dividend or deemed dividend with respect to the Series A Convertible Preferred Stock, we and the applicable dividend agent shall be authorized to make any deductions required by law, and pay to any taxing authority any amount necessary to satisfy such obligation.

Notwithstanding the above, we may not pay any portion of a dividend on the Series A Convertible Preferred Stock by delivery of shares of our common stock unless the common stock to be delivered as payment therefor is freely transferable by the recipient without further action on its behalf, other than by reason of the fact that such recipient is our affiliate.

No fractional shares of our common stock will be delivered to the holders of the Series A Convertible Preferred Stock, but we will instead pay a cash amount to each holder that would otherwise be entitled to a fraction of a share of our common stock (valued at the Closing Sale Price on the second Trading Day immediately preceding the Dividend Payment Date or, in the case of dividends payable upon conversion, as set forth under “Fractional Shares” below), subject to our right to round up to the next highest whole number of shares the number of shares delivered in lieu of making such payment.

Unless all accrued, accumulated and unpaid dividends on the Series A Convertible Preferred Stock for all past quarterly dividend periods shall have been paid in full, we will not:

•

declare or pay any dividend or make any distribution of assets on any Junior Stock, other than dividends or distributions in the form of Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution;

•

redeem, purchase or otherwise acquire any shares of Junior Stock or pay or make any monies available for a sinking fund for such shares of Junior Stock, other than (A) upon conversion or exchange for other Junior Stock or (B) the purchase of fractional interests in shares of any Junior Stock pursuant to the conversion or exchange provisions of such shares of Junior Stock;

•

declare or pay any dividend or make any distribution of assets on any shares of Parity Stock, other than dividends or distributions in the form of Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution; or

•

redeem, purchase or otherwise acquire any shares of Parity Stock, except upon conversion into or exchange for other Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such conversion or exchange.

When dividends are not paid in full upon the shares of Series A Convertible Preferred Stock, as discussed above, all dividends declared on the Series A Convertible Preferred Stock and any other Parity Stock shall be paid either (a) pro rata so that the amount of dividends so declared on the shares of Series A Convertible Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated dividends on the shares of Series A Convertible Preferred Stock and such class or series of Parity Stock bear to each other or (b) on another basis that is at least as favorable to the holders of the Series A Convertible Preferred Stock entitled to receive such dividends.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Series A Convertible Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our shareholders, before any payment or distribution is made to holders of Junior Stock (including our common stock), a liquidation preference in the amount of $10,000.00 per share (equivalent to $100.00 per depositary share) of the Series A Convertible Preferred Stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the Series A Convertible Preferred Stock and all Parity Stock are not paid in full, the holders of the Series A Convertible Preferred Stock and the Parity Stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of the Series A Convertible Preferred Stock will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The certificate of designations will not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series A Convertible Preferred Stock.

Voting Rights

The holders of the Series A Convertible Preferred Stock will have no voting rights except as set forth in the certificate of designations or as otherwise required by Delaware law from time to time.

In the event that dividends on the Series A Convertible Preferred Stock are in arrears and unpaid for six or more quarterly periods (whether or not consecutive), the holders of the Series A Convertible Preferred Stock, voting as a single class with any series of Parity Stock having similar voting rights that are then exercisable, will be entitled at our next regular or special meeting of shareholders to elect two additional directors to our board of directors. Immediately upon the occurrence of such dividend arrearage, the number of directors that comprise our board shall be increased automatically by two additional directors. Such voting rights will continue until such time as the dividend arrearage on that series has been paid in full, and the terms of the directors so elected will continue until such time as the dividend arrearage on the Series A Convertible Preferred Stock and any Parity Stock has been paid in full. At any time after voting power to elect directors shall have become vested and be continuing in the holders of the Series A Convertible Preferred Stock, or if a vacancy shall exist in the office of any such additional director, our board of directors may, and upon written request of the holders of record of at least 25% of the outstanding Series A Convertible Preferred Stock addressed to the chairman of our board shall, call a special meeting of the holders of the Series A Convertible Preferred Stock (voting as a class with all other series of Parity Stock upon which like voting rights have been conferred and are then exercisable, collectively, the “Voting Group”) for the purpose of electing the directors that such holders are entitled to elect. At any meeting held for the purpose of electing such directors, the presence in person or by proxy of the holders of at least a majority of the Series A Convertible Preferred Stock shall be required to constitute a quorum of such Series A Convertible Preferred Stock (provided that, if there is one or more series of Parity Stock upon which like voting rights have been conferred and are then exercisable, the presence in person or by proxy of the holders of at least a majority of the Voting Group shall be required to constitute a quorum of the Voting Group).

In addition, the affirmative vote or consent of the holders of more than 66 2/3% of the outstanding shares of Series A Convertible Preferred Stock and any other Parity Stock having similar voting rights that are then exercisable, voting as a single class, in person or by proxy, at an annual meeting of our shareholders or at a special meeting called for such purpose, or by written consent in lieu of such meeting, will be required to alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of our amended and restated certificate of incorporation, including the provisions thereof establishing the Series A Convertible Preferred Stock, or our amended and restated bylaws if the amendment would amend, alter or affect the powers, preferences or rights of the Series A Convertible Preferred Stock so as to adversely affect the holders thereof, including, without limitation, the creation of, increase in the authorized number of, or issuance of, shares of any class or series of Senior Stock. The certificate of designations will provide that the authorization of, the increase in the authorized amount of, or the issuance of any shares of any class or series of Parity Stock or Junior Stock will not require the consent of the holders of the Series A Convertible Preferred Stock, and will not be deemed to adversely affect the powers, preferences or rights of the holders of the Series A Convertible Preferred Stock. For the avoidance of doubt, the consummation of a reorganization event (as defined below), including without limitation a reorganization event that would also be a fundamental change (as defined below), in accordance with the certificate of designations will not require the consent of the holders of the Series A Convertible Preferred Stock, and will not be deemed to adversely affect the powers, preferences or rights of the holders of Series A Convertible Preferred Stock.

Prior to the close of business on the applicable conversion date, the shares of our common stock issuable upon conversion of the Series A Convertible Preferred Stock will not be deemed to be outstanding and holders of Series A Convertible Preferred Stock will have no voting rights with respect to such shares of common stock by virtue of holding the Series A Convertible Preferred Stock, including the right to vote on any amendment to our amended and restated certificate of incorporation or certificate of designations that would adversely affect the rights of common stockholders.

The number of votes that each share of Series A Convertible Preferred Stock and any Parity Stock participating in the votes described above shall have shall be in proportion to the liquidation preference of such share.

Redemption

The Series A Convertible Preferred Stock will not be redeemable at our option or at the option of any holder.

Conversion at the Option of the Holder

Other than during the fundamental change conversion period (as defined below), holders of the Series A Convertible Preferred Stock have the right to convert the Series A Convertible Preferred Stock, in whole or in part, into shares of our common stock at the conversion rate of 555.56 shares of common stock per share of Series A Convertible Preferred Stock (equivalent to an initial conversion price of approximately $18.00 per share of common stock), subject to adjustment as described under “—Anti-dilution Adjustments.” The conversion price at any given time will be computed by dividing the liquidation preference by the conversion rate at such time.

In addition to the number of shares of our common stock issuable upon conversion of each share of Series A Convertible Preferred Stock at the option of the holder on the conversion date, each converting holder will have the right to receive an amount equal to all accrued, accumulated and unpaid dividends on such converted shares of Series A Convertible Preferred Stock, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the Dividend Payment Date immediately preceding the conversion date (other than previously declared dividends on the Series A Convertible Preferred Stock payable to holders of record as of a prior date), provided that we are then legally permitted to pay such dividends. The amount payable in respect of such dividends will be paid in cash, shares of common stock or a combination thereof, in accordance with the provisions, including the provisions setting forth the method for valuing our common stock, set forth under “—Dividends.”

The holders of shares of Series A Convertible Preferred Stock at the close of business on a regular Record Date will be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date (if such dividend has been declared) notwithstanding the conversion of such shares following such regular Record Date or our default in payment of the dividend due on such Dividend Payment Date. However, notwithstanding the foregoing, shares of Series A Convertible Preferred Stock surrendered for conversion during the period between the close of business on any regular Record Date and the open of business on the corresponding Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date (if such dividend has been declared); provided that no such payment is required in respect of a mandatory conversion during such period or if the last business day of the fundamental change conversion period occurs during such period.

If you hold a beneficial interest in Series A Convertible Preferred Stock through The Depository Trust Company (“DTC”), to convert you must comply with DTC’s procedures for converting a beneficial interest and, if required, pay funds equal to any dividend payable on the next Dividend Payment Date to which you are not entitled (as described above). Otherwise, to convert you must:

•	deliver the certificates (if any) representing Series A Convertible Preferred Stock to be converted, duly endorsed for transfer with appropriate signature guarantees, to our transfer agent;

•

deliver a written, irrevocable conversion notice to our transfer agent (in the form on the reverse of the certificate representing the shares or in the form obtained from us or our transfer agent) that specifies

•	that you elect to convert shares of Series A Convertible Preferred Stock;

•	the number of shares of Series A Convertible Preferred Stock to be converted;

•	that the Series A Convertible Preferred Stock is to be converted pursuant to the applicable provisions of the Series A Convertible Preferred Stock; and

•	the name or names (with address or addresses) and amounts, if other than all, in which shares of common stock are to be issued;

•	if the common stock is to be issued in the name of someone other than you, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to any dividend payable on the next Dividend Payment Date to which you are not entitled (as described above).

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of the shares of our common stock upon conversion of the Series A Convertible Preferred Stock, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

Except as described above and under “—Conversion Upon a Fundamental Change,” upon any optional conversion of the Series A Convertible Preferred Stock, we will make no payment or allowance for unpaid dividends on the Series A Convertible Preferred Stock.

The person or persons entitled to receive the shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock will be treated as the record holder(s) of such shares as of the close of business on the applicable conversion date. Prior to the close of business on the applicable conversion date, the shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Series A Convertible Preferred Stock.

Because each depositary share represents a 1/100th interest in a share of the Series A Convertible Preferred Stock, a holder of depositary shares may only submit depositary shares for conversion in lots of 100 depositary shares, subject to adjustment, as described below under “Description of Depositary Shares—Conversion of Depositary Shares” in this prospectus supplement.

Conversion Upon a Fundamental Change

Upon any conversion during the period (the “fundamental change conversion period”) beginning on the effective date of a fundamental change (as defined under “—Make-Whole Premium for Conversion Upon a Fundamental Change”) and ending on the date that is 15 days after such effective date, the holder will receive, for each share of Series A Convertible Preferred Stock, a number of shares of our common stock (or reference property as described below) equal to the greater of (i) the then-applicable conversion rate, plus a number of additional shares of our common stock, if any, described under “—Make-Whole Premium for Conversion Upon a Fundamental Change,” and (ii) $10,000 divided by the greater of (a) the applicable “stock price” (as defined under “—Make-Whole Premium for Conversion Upon a Fundamental Change”) and (b) $7.19 per share (subject to adjustment at the same time as, and in a manner inverse to, any adjustment to the conversion rate), which is 50% of the last reported sale price of the common stock on August 12, 2014. Holders will be required to follow the same conversion procedures as described above under “—Conversion at the Option of the Holder.” However, at and after the effective date for the fundamental change, if such fundamental change is a reorganization event (as defined below), holders will receive reference property (as defined below), in lieu of shares of our common stock, as described under “—Reorganization Events” below.

In addition to the number of shares of our common stock issuable upon conversion of each share of Series A Convertible Preferred Stock at the option of the holder on any conversion date during the fundamental change conversion period, each converting holder will have the right to receive an amount equal to all accrued, accumulated and unpaid dividends on such converted shares of Series A Convertible Preferred Stock, whether or not declared prior to that date, for all prior dividend periods ending on or prior to the Dividend Payment Date immediately preceding the conversion date (other than previously declared dividends on the Series A Convertible Preferred Stock payable to holders of record as of a prior date), provided that we are then legally permitted to pay such dividends. The amount payable in respect of such dividends will be paid in cash, shares of common stock (or publicly traded common stock (as defined below) of the acquiror, if applicable) or a combination thereof in accordance with the provisions, including the provisions setting forth the method for valuing our common stock (which shall also apply to any publicly traded common stock of the acquiror), set forth under “—Dividends.”

Because each depositary share represents a 1/100th interest in a share of the Series A Convertible Preferred Stock, a holder of depositary shares may only submit depositary shares for conversion in lots of 100 depositary shares, subject to adjustment, as described below under “Description of Depositary Shares—Conversion of Depositary Shares” in this prospectus supplement.

We will notify holders, by the later of 20 days prior to the anticipated effective date of such fundamental change and the first public disclosure by us of the anticipated fundamental change, if practicable, and otherwise by the earliest practicable date, of the anticipated effective date of such transaction. In addition, at such time we will notify holders whether accumulated and unpaid dividends will be paid in cash, shares of our common stock (or publicly traded common stock of the acquiror, if applicable) or a combination thereof.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

•	we consolidate with, or merge with or into, another person, or any person consolidates with, or merges with or into, us;

•

the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of our assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act);

•	the adoption of a plan the consummation of which would result in our liquidation or dissolution;

•

the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of our voting shares;

•

during any period of two consecutive years, individuals who at the beginning of such period comprised our board of directors (together with any new directors whose appointment by such board of directors or whose nomination for election by our shareholders was approved by a vote of 66 2/3% of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

•	our common stock ceases to be publicly traded common stock.

However, a fundamental change will not be deemed to have occurred in the case of a merger or consolidation if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a company incorporated or organized under the laws of the United States or any political subdivision thereof that is publicly traded common stock (or which will be when issued or exchanged in connection with such transaction) and such publicly traded common stock becomes the reference property for the Series A Convertible Preferred Stock.

The phrase “all or substantially all” of our assets is likely to be interpreted by reference to applicable law at the relevant time and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.

“Publicly traded common stock” means shares of common stock that are listed on the New York Stock Exchange (“NYSE”), NYSE MKT, NASDAQ Global Select Market or NASDAQ Global Market, or will be so listed when issued or exchanged with the relevant fundamental change.

Our obligation to deliver the make-whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

This fundamental change conversion feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change conversion feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change conversion feature is a result of negotiations between us and the underwriters.

Mandatory Conversion

At any time on or after August 20, 2019, if the Daily VWAP of our common stock equals or exceeds 130% of the then-prevailing conversion price for at least 20 Trading Days in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-Trading Day period, ending on the Trading Day prior to our issuance of a press release announcing the mandatory conversion as described below, we may at our option cause all or a portion of the Series A Convertible Preferred Stock to be automatically converted into a number of shares of our common stock for each share of the Series A Convertible Preferred Stock equal to the then-applicable conversion rate. In connection with any such mandatory conversion, we must also pay converting holders any accumulated and unpaid dividends on their shares of the Series A Convertible Preferred Stock (whether or not declared) for all dividend periods prior to the mandatory conversion date and for the then-current dividend period during which the mandatory conversion date occurs (other than previously declared dividends on the Series A Convertible Preferred Stock payable to holders of record as of a prior date). The amount payable in respect of such accumulated and unpaid dividends will be paid in cash, shares of common stock or a combination thereof in accordance with the provisions, including the provisions setting forth the method for valuing our common stock, set forth under “—Dividends.”

“Daily VWAP” of our common stock on any Trading Day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page REXX <EQUITY> VAP (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day (or if such volume-weighted average price is unavailable on any such day, the Closing Sale Price shall be used for such day). Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Trading Day” means a day during which (i) trading in securities generally occurs on the NASDAQ Global Select Market or, if our common stock is not listed on the NASDAQ Global Select Market, the principal U.S. national or regional securities exchange on which our common stock is listed, or, if our common stock is not so listed, admitted for trading or quoted, any business day and (ii) there is no market disruption event. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Closing Sale Price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the NASDAQ Global Select Market or, if our common stock is not listed on the NASDAQ Global Select Market, the principal U.S. national or regional securities exchange on which our common stock is listed or, if our common stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock is not so listed, the Closing Sale Price will be an amount determined in good faith by our board of directors to be the fair value of the common stock.

“Market disruption event” means (1) a failure by the NASDAQ Global Select Market or, if our common stock is not listed on the NASDAQ Global Select Market, the principal U.S. national or regional securities exchange on which our common stock is listed, to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m. on any Trading Day for our common stock of an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or future contracts relating to our common stock.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day. If our common stock is not listed for trading or quotation on or by any exchange or quotation system, “Scheduled Trading Day” shall mean a business day.

To exercise the mandatory conversion right described above, we must issue a press release prior to the opening of business on the first Trading Day following any date on which the conditions described above are met, announcing such a mandatory conversion. We will also give notice by mail or by publication (with subsequent prompt notice by mail) to the registered holders of the Series A Convertible Preferred Stock (not more than four business days after the date of the press release) of the mandatory conversion announcing our intention to convert the Series A Convertible Preferred Stock. The conversion date will be a date selected by us (which we will refer to as the “mandatory conversion date”) and will be no less than 15 nor more than 20 Trading Days after the date on which we issue such press release.

In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion shall state, as appropriate:

•	the mandatory conversion date;

•	the number of shares of our common stock to be issued upon conversion of each share of Series A Convertible Preferred Stock;

•	the number of shares of Series A Convertible Preferred Stock to be converted;

•	whether we will pay accumulated dividends in cash, shares our common stock or a combination thereof; and

•	that dividends on the shares of Series A Convertible Preferred Stock to be converted will cease to accrue on the mandatory conversion date.

On and after the mandatory conversion date, dividends will cease to accrue on the Series A Convertible Preferred Stock called for a mandatory conversion and all rights of holders of such Series A Convertible Preferred Stock will terminate, except for the right to receive our common stock issuable upon conversion thereof, any accumulated and unpaid dividends and cash in lieu of fractional shares pursuant to “—Fractional Shares” herein. The dividend payment with respect to Series A Convertible Preferred Stock called for a mandatory conversion on a date during the period between the close of business on any Record Date for the payment of dividends to the close of business on the corresponding Dividend Payment Date (if declared) will be payable on such Dividend Payment Date to the record holder of such share on such Record Date if such Series A Convertible Preferred Stock has been converted after such Record Date and prior to such Dividend Payment Date.

In addition to the mandatory conversion provision described above, if there are fewer than 100,000 depositary shares outstanding, we may, at any time on or after August 20, 2019, at our option, cause all such outstanding shares of Series A Convertible Preferred Stock to be automatically converted into a number of shares of our common stock for each share of Series A Convertible Preferred Stock equal to the greater of (i) the then-applicable conversion rate and (ii) the liquidation preference divided by the Closing Sale Price of the common stock as determined on the second Trading Day immediately prior to the mandatory conversion date. The provisions of the preceding three paragraphs under “—Mandatory Conversion” shall apply to any such mandatory conversion; provided, however, that the mandatory conversion date will not be less than 15 days nor more than 30 days after the date on which we issue a press release announcing such mandatory conversion.

Make-Whole Premium for Conversion Upon a Fundamental Change

As described under “—Conversion Upon a Fundamental Change,” for holders who elect to convert shares of Series A Convertible Preferred Stock during the fundamental change conversion period, we will, under the circumstances described below, increase the conversion rate by an additional number of shares of our common stock for each share of Series A Convertible Preferred Stock so converted (the “additional shares” or the “make-whole premium”) for each hypothetical stock price and effective date set forth below:

	Stock Price on Effective Date
Effective Date	$14.38	$15.00	$17.50	$18.00	$20.00	$23.40	$25.00	$30.00	$40.00	$50.00	$75.00	$125.00
August 18, 2014	139.85	139.85	125.84	121.54	106.74	88.06	81.23	65.10	45.94	34.95	20.79	9.71
August 15, 2015	139.85	137.51	112.25	108.18	94.28	76.97	70.73	56.20	39.38	29.92	17.88	8.51
August 15, 2016	139.85	122.31	97.81	93.90	80.70	64.63	58.97	46.11	31.87	24.16	14.52	7.05
August 15, 2017	139.85	118.57	83.01	79.11	66.10	50.08	45.62	34.43	23.15	17.47	10.57	5.24
August 15, 2018	139.85	114.84	68.73	64.49	50.41	34.52	29.52	19.99	12.62	9.51	5.83	2.95
August 15, 2019 and thereafter	139.85	111.11	60.54	55.62	38.38	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The number of additional shares will be determined by reference to the table above and is based on the date on which the fundamental change occurs (the “effective date”) and the price (the “stock price”) paid (or deemed paid) per share of our common stock in such transaction. If the holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the Closing Sale Prices of our common stock on each of the 10 consecutive Trading Days up to but not including the effective date.

The stock prices set forth in the first row of the table (that is, the column headers) will be adjusted as of any date on which the conversion rate is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. Each of the conversion rates in the table will be subject to adjustment in the same manner as the conversion rate as set forth under “—Anti-dilution Adjustments.”

The exact stock price and effective dates may not be set forth on the table, in which case:

•

if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the make-whole premium will be determined by straight-line interpolation between the make-whole premium amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $125.00 per share (subject to adjustment as described above), then no additional shares will be added to the conversion rate; and

•

if the stock price is less than $14.38 per share (subject to adjustment as described above), then no additional shares will be added to the conversion rate, but the number of shares deliverable upon conversion will be determined as set forth under “—Conversion Upon a Fundamental Change.”

Fractional Shares

No fractional common shares will be issued to holders of the Series A Convertible Preferred Stock upon conversion. In lieu of any fractional common share otherwise issuable in respect of the aggregate number of shares of the Series A Convertible Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of:

•

in the case of a fundamental change conversion or a mandatory conversion, the average of the Closing Sale Price per common share on each of the 10 consecutive Trading Days preceding the Trading Day immediately preceding the date of conversion; or

•	in the case of each conversion at the option of a holder, the Closing Sale Price per common share determined as of the second Trading Day immediately preceding the effective date of conversion.

Notwithstanding the foregoing, we may elect to round up the number of shares of our common stock to be delivered upon conversion to the next highest whole number of shares in lieu of making such cash payment. If more than one share of the Series A Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full common shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Convertible Preferred Stock so surrendered.

Anti-dilution Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the Series A Convertible Preferred Stock participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the Series A Convertible Preferred Stock, in any of the transactions described below without having to convert the Series A Convertible Preferred Stock as if they held, for each share of Series A Convertible Preferred Stock, a number of shares of our common stock equal to the conversion rate.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	OS1
OS0

where,

CR0 =

the conversion rate in effect immediately prior to the close of business on the record date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	the conversion rate in effect immediately after the close of business on such record date or immediately after the open of business on such effective date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the close of business on such record date or immediately prior to the open of business on such effective date; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	OS0 + X
OS0 +Y

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the record date for such issuance;

CR1 =	the conversion rate in effect immediately after the close of business on such record date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the close of business on such record date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of business on the record date for such issuance. To the extent that shares of our common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of our common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such record date for such issuance had not occurred.

For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at less than such average of the last reported sale prices for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of our common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire shares of our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and

•	spin-offs, as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	SP0
SP0 - FMV

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the record date for such distribution;

CR1 =	the conversion rate in effect immediately after the close of business on the record date for such distribution;

SP0 =

the average of the last reported sale prices of our common stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by our board of directors or a committee thereof) of the shares, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the close of business on the record date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of the Series A Convertible Preferred Stock shall receive, per share of Series A Convertible Preferred Stock, at the same time and upon the same terms as holders of our common stock, the amount and kind of our shares of capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our shares of capital stock or other securities that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate in effect on the record date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	FMV0 + MP0
MP0

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the record date for such spin-off;

CR1 =	the conversion rate in effect immediately after the close of business on the record date for such spin-off;

FMV0 =

the average of the last reported sale prices of the shares or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive Trading Day period beginning on, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will be determined on the last Trading Day of the valuation period but will be given effect at the open of business on the ex-dividend date for such spin-off. Notwithstanding the foregoing, in respect of any conversion during the valuation period, references in the preceding paragraph with respect to 10 consecutive Trading Days shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the ex-dividend date of such spin-off to, but excluding, the conversion date in determining the conversion rate. If such spin-off does not occur, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared, effective as of the date on which our board of directors or a committee thereof determines not to consummate such spin-off.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	SP0
SP0 - C

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the close of business on the record date for such dividend or distribution;

SP0 =	the last reported sale price of our common stock on the Trading Day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share we distribute to all or substantially all holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the close of business on the record date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of the Series A Convertible Preferred Stock shall receive, per share of Series A Convertible Preferred Stock, at the same time and upon the same terms as holders of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the record date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock, and the cash and value of any other consideration included in the payment per share of our common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the Trading Day next succeeding the expiration date;

CR1 =	the conversion rate in effect immediately after the open of business on the Trading Day next succeeding the expiration date;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =

the number of shares of our common stock outstanding immediately prior to the open of business on the date such tender or exchange offer is consummated (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =

the number of shares of our common stock outstanding immediately after the open of business on the date such tender or exchange offer is consummated (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the expiration date.

The adjustment to the conversion rate under the preceding paragraph will be determined at the close of business on the 10th Trading Day immediately following, and including, the trading day next succeeding the expiration date but will be given effect at the open of business on the Trading Day next succeeding the expiration date. Notwithstanding the foregoing, in respect of any conversion within the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references in the preceding paragraph with respect to 10 consecutive Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the conversion rate. For the avoidance of doubt, no adjustment under this clause (5) will be made if such adjustment would result in a decrease in the conversion rate.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

As used in this section, “last reported sale price” means, with respect to our common stock or any other security on any date, the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the NASDAQ Global Select Market, or if our common stock or such other security is not then listed on the NASDAQ Global Select Market, the principal other U.S. national or regional securities exchange on which our common stock or such other security is then listed. If our common stock or such other security is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the average of the last quoted bid and ask prices for our common stock or such other security in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock or such other security is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock or such other security on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

In addition to those adjustments required as set forth above, and to the extent permitted by applicable law and subject to the applicable rules of the NASDAQ Global Select Market, we are permitted to increase the conversion rate of the Series A Convertible Preferred Stock by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

If we have a rights plan in effect upon conversion of the Series A Convertible Preferred Stock into shares of our common stock, you will receive, in addition to any shares of our common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of our common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. We currently do not have a shareholder rights plan in effect.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

Further, except as stated herein, the conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right (other than rights under a rights plan as described in the second immediately preceding paragraph) or exercisable, exchangeable or convertible security not described in the preceding bullet; or

•	solely for a change in the par value (or lack of par value) of our common stock; or

•	for accrued, accumulated and unpaid dividends, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment to the conversion rate will be required unless the adjustment (together with any carried forward adjustments) would require an increase or decrease of at least 1.0% of the conversion rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than 1.0% will be carried forward and be made upon the first to occur of (i) any subsequent adjustment when the cumulative net effect of all adjustments not yet made will result in a change of at least 1.0% of the conversion rate, (ii) June 30 of each year, and (iii) any conversion of the Series A Convertible Preferred Stock.

We will be required, as soon as practicable after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of Series A Convertible Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the conversion rate was determined and setting forth the revised conversion rate.

We will not take any action in connection with any conversion of the Series A Convertible Preferred Stock without complying, if applicable, with the shareholder approval rules of the NASDAQ Global Select Market.

Reorganization Events

In the event of (a) any consolidation or merger of us with or into another person or any similar transaction, (b) any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets, or (c) any reclassification of our common stock into securities including securities other than our common stock, in each case, as a result of which shares of our common stock would be converted into, or exchanged for, securities, cash or property (herein referred to as “reorganization events”), then, immediately prior to such reorganization event, the right to convert each share of Series A Convertible Preferred Stock shall, without the consent of the holders of the Series A Convertible Preferred Stock, be changed into a right to convert it into the kind of securities, cash and other property (the “reference property”) that such holder would have been entitled to receive if such holder held a number of shares of common stock equal to the conversion rate immediately prior to such reorganization event. For purposes of the foregoing, the type and amount of reference property in the case of any reorganization event or other transaction that causes our common stock to be converted into the right to receive more than a single type of consideration that is determined based in part upon any form of shareholder election will be deemed to be the weighted average of (x) amounts and types of consideration received by the holders of our common stock who affirmatively make such an election or (y) if no holders affirmatively make an election, the amounts and types of consideration actually received by the holders of our common stock.

DESCRIPTION OF DEPOSITARY SHARES

In this prospectus supplement, references to “holders” of depositary shares mean those who own depositary shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in “Book-Entry; Delivery and Form.”

This prospectus supplement summarizes specific terms and provisions of the depositary shares relating to our Series A Convertible Preferred Stock. As described under “Description of Series A Convertible Preferred Stock,” we are issuing fractional interests in shares of preferred stock in the form of depositary shares. Each depositary share will represent a 1/100th ownership interest in a share of Series A Convertible Preferred Stock and will be evidenced by a depositary receipt. The shares of Series A Convertible Preferred Stock represented by depositary shares will be deposited under a deposit agreement among the Company, Computershare, as depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares (the “deposit agreement”). Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series A Convertible Preferred Stock represented by such depositary share, to all the rights and preferences of our Series A Convertible Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

Immediately following the issuance of our Series A Convertible Preferred Stock, we will deposit our Series A Convertible Preferred Stock with the depositary, which will then issue depositary receipts evidencing the depositary shares to the initial holders thereof. Copies of the forms of deposit agreement and depositary receipt may be obtained from us upon request and in the manner described in the “Where You Can Find More Information” section of this prospectus supplement.

Withdrawal of Series A Convertible Preferred Stock

Any holder of depositary shares may withdraw the number of whole shares of Series A Convertible Preferred Stock and all money and other property, if any, represented thereby by surrendering the depositary shares at the appropriate office designated by the depositary. Thereafter, without unreasonable delay, the depositary shall deliver to such holder, or to the person or persons designated by such holder, the number of whole shares of Series A Convertible Preferred Stock and all money and other property, if any, represented by the depositary shares so surrendered for withdrawal, but holders of such shares of Series A Convertible Preferred Stock will not thereafter be entitled to deposit such shares of Series A Convertible Preferred Stock under the deposit agreement or to receive a depositary receipt evidencing depositary shares therefor. A holder of depositary shares may only surrender depositary shares for withdrawal of Series A Convertible Preferred Stock in lots of 100 depositary shares, subject to adjustment. In no event will fractional shares of Series A Convertible Preferred Stock (or any cash payment in lieu thereof) be delivered by the depositary.

Conversion of Depositary Shares

The depositary shares held by any holder of depositary shares may, at the option of such holder, be converted, in whole or in part, into shares of common stock upon the same terms and conditions as our Series A Convertible Preferred Stock, except that the number of shares of common stock received upon conversion of each depositary share will be equal to the number of shares of common stock received upon conversion of one share of Series A Convertible Preferred Stock divided by 100. Whenever a holder of depositary shares shall elect to convert its depositary shares into shares of common stock pursuant to the terms of our Series A Convertible Preferred Stock, such holder shall deliver to the depositary or the depositary’s agent the depositary receipts evidencing the depositary shares to be converted, together with a written notice of conversion and an assignment of the depositary receipts to us or in blank, in form reasonably acceptable to the depositary. In addition, if such holder surrenders such depositary shares for conversion during the period from the close of business on any regular Record Date until the open of business on the corresponding Dividend Payment Date, such depositary receipts shall be accompanied by a payment in an amount equal to the dividend payable on the shares of Series A Convertible Preferred Stock underlying such depositary shares on such Dividend Payment Date.

A holder of depositary shares may only submit depositary shares for conversion in lots of 100 depositary shares, subject to adjustment. No fractional shares of common stock shall be issued upon conversion of depositary shares. If such conversion would otherwise result in a fractional share of common stock being issued, the number of shares of common stock to be issued upon conversion shall be rounded up to the nearest whole share.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions, if any, received in respect of our Series A Convertible Preferred Stock underlying the depositary shares to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for our Series A Convertible Preferred Stock.

If there is a distribution other than in cash, rights, preferences or privileges the depositary will distribute property received by it to the record holders of depositary shares, unless the depositary determines, in consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, adopt another method for the distribution, including selling the property (at a public or private sale) in a commercially reasonable manner and distributing the net proceeds from the sale to the holders.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld on account of taxes or other governmental charges.

Redemption of Depositary Shares

Our Series A Convertible Preferred Stock represented by the depositary shares will not be redeemable at our option or at the option of any holder.

Voting Our Series A Convertible Preferred Stock

Because each depositary share represents a 1/100th interest in a share of our Series A Convertible Preferred Stock, holders of depositary shares will be entitled to a 1/100th of a vote per depositary share under those limited circumstances in which holders of our Series A Convertible Preferred Stock are entitled to vote.

When the depositary receives notice of any meeting at which the holders of our Series A Convertible Preferred Stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the depositary shares relating to our Series A Convertible Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for our Series A Convertible Preferred Stock, may instruct the depositary to vote the amount of our Series A Convertible Preferred Stock represented by the holder’s depositary shares. The depositary shall use its best efforts to vote or cause to be voted, in accordance with such instructions, the maximum number of whole shares of Series A Convertible Preferred Stock represented by all depositary shares as to which any particular voting instructions are received. We will agree to take all reasonable actions that may be deemed necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing our Series A Convertible Preferred Stock, it will vote all depositary shares of that series held by it proportionately with instructions received.

Adjustments

As set forth in the deposit agreement, there may be adjustments to the depositary shares upon a change in par or stated value, split-up, combination or any other reclassification of our Series A Convertible Preferred Stock or upon a recapitalization, reorganization, merger or consolidation affecting us or to which we are a party.

Form of Series A Convertible Preferred Stock and Depositary Shares

The depositary shares shall be issued in book-entry form through DTC, as described in “Book-Entry; Delivery and Form.” Our Series A Convertible Preferred Stock will be issued in registered form to the depositary as described in “Description of Series A Convertible Preferred Stock.”

BOOK-ENTRY DELIVERY AND FORM

DTC will act as securities depositary for all of the depositary shares. We will issue the depositary shares only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). We will issue and deposit with DTC one or more fully-registered global certificates for the depositary shares representing, in the aggregate, the total number of the depositary shares to be sold in this offering.

DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a banking organization under the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation under the meaning of the New York Uniform Commercial Code, and a clearing agency registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in the participants’ accounts, eliminating in this manner the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the NYSE and the Financial Industry Regulatory Authority, Inc. (“FINRA”). Others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, are indirect participants and also have access to the DTC system. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of depositary shares within the DTC system must be made by or through direct participants, who will receive a credit for the depositary shares on DTC’s records. The ownership interest of each actual purchaser of each depositary share is in turn to be recorded on the direct and indirect participants’ records. DTC will not send written confirmation to beneficial owners of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased depositary shares. Transfers of ownership interests in the depositary shares are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in depositary shares, unless the book-entry system for the depositary shares is discontinued.

DTC has no knowledge of the actual beneficial owners of the depositary shares. DTC’s records reflect only the identity of the direct participants to whose accounts the depositary shares are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners, subject to any statutory or regulatory requirements as are in effect from time to time, will be governed by arrangements among them.

Although voting on the depositary shares is limited to the holders of record of the depositary shares, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on depositary shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to direct participants for whose accounts the depositary shares are credited on the record date (identified in a listing attached to the omnibus proxy).

We will make distribution payments on the depositary shares to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date.

Standing instructions and customary practices will govern payments from participants to beneficial owners. Subject to any statutory or regulatory requirements, participants, and neither DTC nor we, will be responsible for the payment. We and any paying agent will be responsible for payment of distributions to DTC. Direct and indirect participants are responsible for the disbursement of the payments to the beneficial owners.

DTC may discontinue providing its services as securities depositary on any of the depositary shares at any time by giving reasonable notice to us. If a successor securities depositary is not obtained, final depositary shares certificates must be printed and delivered. We may at our option, subject to the procedures of DTC, decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default, the holders of a majority in liquidation preference or aggregate principal amount of depositary shares may discontinue the system of book-entry transfers through DTC. In this case, final certificates for the depositary shares will be printed and delivered.

We have obtained the information in this section from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

“Beneficial owner” refers to the ownership interest of each actual purchaser of each depositary share.

“Direct participants” refers to securities brokers and dealers, banks, trust companies, clearing corporations and other organizations who, with the NYSE and FINRA, own DTC. Purchases of depositary shares within the DTC system must be made by or through direct participants who will receive a credit for the depositary shares on DTC’s records.

“Indirect participants” refers to others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, and who also have access to the DTC system.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relevant to the purchase, ownership, disposition and conversion of depositary shares representing a 1/100th ownership of 6.00% Series A Convertible Preferred Stock and any common stock received in respect of our Series A Convertible Preferred Stock. Beneficial owners of depositary shares will be treated as beneficial owners of their pro rata interests in the Series A Convertible Preferred Stock for U.S. federal income tax purposes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder and judicial and administrative authorities, all of which are subject to change, possibly with retroactive effect, or to different interpretations. This summary is limited to beneficial owners who will hold our Series A Convertible Preferred Stock and common stock received in respect thereof as “capital assets” (generally, property held for investment). This summary also does not address any U.S. federal estate or gift tax considerations or the tax considerations arising under the laws of any foreign, state, local or other jurisdiction or any income tax treaty and does not address all tax considerations that may be important to a particular beneficial owner in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships (including any entity treated as a partnership for U.S. federal income tax purposes) or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons that hold our Series A Convertible Preferred Stock or common stock as part of a constructive sale transaction;

•	certain former citizens or long-term residents of the United States;

•	real estate investment trusts or regulated investment companies; and

•

persons that hold our Series A Convertible Preferred Stock or common stock as part of a straddle, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds Series A Convertible Preferred Stock or common stock received in respect thereof, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring our Series A Convertible Preferred Stock, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of such stock and the common stock received in respect thereof.

EACH POTENTIAL INVESTOR SHOULD SEEK ADVICE BASED ON THE INVESTOR’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR WITH RESPECT TO THE APPLICATION TO SUCH CIRCUMSTANCES OF THE UNITED STATES FEDERAL INCOME TAX LAWS AS WELL AS WITH RESPECT TO ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to U.S. Holders

The discussion in this section is addressed to a holder of our Series A Convertible Preferred Stock and common stock received in respect thereof that is a U.S. holder for U.S. federal income tax purposes. You are a U.S. holder for U.S. federal income tax purposes if you are a beneficial owner of Series A Convertible Preferred Stock or common stock that is, for U.S. federal income tax purposes:

•

an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence test” under Section 7701(b) of the Code;

•	a corporation, or other entity taxable as a corporation, that was created or organized in or under the laws of the United States any state thereof, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) certain circumstances apply and the trust has validly elected to be treated as a United States person.

Distributions and Dividends

Cash distributions with respect to our Series A Convertible Preferred Stock and cash distributions with respect to our common stock generally will be characterized as dividend income when paid, to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to our Series A Convertible Preferred Stock or common stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such Series A Convertible Preferred Stock or common stock, as the case may be, which reduces such basis dollar-for-dollar, and thereafter as capital gain. Such gain will be long-term capital gain provided that the U.S. holder has held such Series A Convertible Preferred Stock or common stock, as the case may be, for more than one year as of the time of the distribution. As discussed in “Description of Series A Convertible Preferred Stock—Method of Payment of Dividends,” in order to satisfy any obligation to withhold taxes arising from any payment of a dividend or deemed dividend (e.g., as required under the backup withholding rules described below), we or an applicable withholding agent would be authorized to make any deductions required by law, and pay to any taxing authority any amount necessary to satisfy such obligation.

Distributions, if any, constituting dividend income received by an individual U.S. holder in respect of our Series A Convertible Preferred Stock and common stock generally will be subject to U.S. federal income tax at a maximum rate of 20%, subject to applicable limitations. Distributions on our Series A Convertible Preferred Stock and common stock constituting dividend income paid to U.S. holders that are corporations generally will qualify for the dividends-received deduction, subject to applicable limitations. If the amount of the distributions exceeds our current and accumulated earnings and profits, all or a portion of a distribution would not qualify for the dividends-received deduction. Each U.S. holder should consult its independent tax advisor regarding the availability of the reduced dividend tax rate or the dividends-received deduction in light of its particular circumstances.

U.S. holders that are corporations should be aware that, under certain circumstances, a corporation that receives an “extraordinary dividend” (as defined in Section 1059 of the Code) is required to (i) reduce its stock basis (but not below zero) by the portion of such dividend that is not taxed because of the dividends—received deduction and (ii) treat the non-taxed portion of such dividend that exceeds the stock basis as gain from the sale or exchange of our Series A Convertible Preferred Stock for the taxable year in which such dividend is received. U.S. holders should consult their independent tax advisors with respect to the potential application of the extraordinary dividend rules to an investment in our Series A Convertible Preferred Stock.

Common Stock Distributions on our Series A Convertible Preferred Stock

If we pay a distribution on our Series A Convertible Preferred Stock in the form of our common stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above under “—Distributions and Dividends.” The amount of such distribution will equal the fair market value of the common stock on the distribution date. A U.S. holder’s tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and such U.S. holder’s holding period for such common stock will begin on the day following the distribution date. As discussed in “Description of Series A Convertible Preferred Stock—Method of Payment of Dividends,” in order to satisfy any obligation to withhold taxes arising from any payment of a dividend or deemed dividend (e.g., as required under the backup withholding rules described below), we or an applicable withholding agent would be authorized to make any deductions required by law, and pay to any taxing authority any amount necessary to satisfy such obligation, including through the sale of your common stock on your behalf and the payment of any portion or all of the net cash proceeds resulting from such sale.

Adjustment of Conversion Rate

The conversion price at which our Series A Convertible Preferred Stock is converted to shares of common stock is subject to adjustments in certain circumstances. See “Description of Series A Convertible Preferred Stock—Anti-dilution Adjustments.” Adjustments that have the effect of increasing the proportionate interest of holders of our Series A Convertible Preferred Stock in our assets or earnings can give rise to deemed dividend income to such holders. Similarly, a failure to adjust the conversion price to reflect a stock dividend or other events increasing the proportionate interest of the holders of our common stock can, in some circumstances, give rise to deemed dividend income to such common stockholders. Such deemed dividend income is taxable to such holders in the taxable year of the adjustment (or failure to adjust). Accordingly, such holders could potentially have an income tax liability with no related receipt of cash or common stock. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of our Series A Convertible Preferred Stock in our earnings and profits or assets (other than an adjustment in respect of a taxable dividend on the common stock), however, will generally not be considered a constructive distribution.

Increase in Liquidation Preference

If we fail to declare and pay a quarterly dividend on the shares of Series A Convertible Preferred Stock, the liquidation preference of such shares will increase by the amount of the unpaid dividend. We intend to take the position that the amount of unpaid dividends (if any) that increases the liquidation preference will not be taxable to a U.S. holder until such amounts are paid in cash or common stock either upon a voluntary or involuntary liquidation, winding up or dissolution, or upon conversion of our Series A Convertible Preferred Stock into our common stock. It is possible that the IRS may take a different position, in which case unpaid dividends may be deemed to be received and thus taxable at the time the liquidation preference is increased. U.S. holders are encouraged to consult their own independent tax advisors regarding the possibility that accumulated unpaid dividends could be treated as taxable at the time such dividends increase the liquidation preference of our Series A Convertible Preferred Stock.

Conversion into Common Stock

Except as discussed below, a U.S. holder generally will not recognize (i.e., take into account for U.S. federal income tax purposes) gain or loss upon the conversion of our Series A Convertible Preferred Stock, except to the extent of any cash or common stock received attributable to accumulated and unpaid dividends, which will be treated as described above under “—Distributions and Dividends.” The adjusted tax basis of common stock received on conversion, other than shares of common stock attributable to accumulated but unpaid dividends, generally will equal the adjusted tax basis of our Series A Convertible Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional common stock exchanged for cash), and the holding period of such common stock received on conversion generally will include the period during which the U.S. holder held its converted Series A Convertible Preferred Stock prior to conversion. A U.S. holder’s adjusted tax basis in any shares of common stock treated as a dividend upon conversion will equal the fair market value of such common stock on the conversion date, and a U.S. holder’s holding period for such shares will begin on the day after receipt thereof.

If a fundamental change occurs, we will provide for the conversion of shares of our Series A Convertible Preferred Stock by permitting holders to submit their shares of our Series A Convertible Preferred Stock in exchange for shares of our common stock (see “Description of Series A Convertible Preferred Stock—Conversion Upon a Fundamental Change”), including, under certain circumstances, the payment of a “make-whole premium.” The tax treatment of such a conversion may depend upon the facts underlying the particular transaction triggering such a conversion. Each holder should consult its own tax advisor to determine the specific income tax treatment of a conversion under such circumstances.

Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received in lieu of the fractional common share and the adjusted tax basis allocable to the fractional common share deemed exchanged.

Sale or Other Disposition

A U.S. holder generally will recognize capital gain or loss on a sale or exchange of our Series A Convertible Preferred Stock or our common stock equal to the difference between the amount realized upon the sale or exchange (not including any proceeds attributable to any declared and accrued but unpaid dividends, which will be taxable as described above under “—Distributions and Dividends”) and the U.S. holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the shares sold or exchanged is more than one year. Long-term capital gains of individuals generally are subject to reduced rates of taxation. The deductibility of net capital losses is subject to limitations. Each U.S. holder should consult its own tax advisor to determine the deductibility of net capital losses, if any.

Information Reporting and Backup Withholding

Information returns will be filed with the Internal Revenue Service (“IRS”) pertaining to distributions we make with respect to our Series A Convertible Preferred Stock or our common stock and the proceeds received from the disposition of our Series A Convertible Preferred Stock or our common stock. Certain U.S. holders may be subject to backup withholding on the payment of dividends with respect to our Series A Convertible Preferred Stock or our common stock and to certain payments of proceeds on the sale or exchange of our Series A Convertible Preferred Stock or our common stock unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder’s U.S. federal income tax liability, which may entitle the holder to a refund, provided that the holder timely provides the required information to the IRS. U.S. holders are urged to consult their own independent tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

Additional Tax on Net Investment Income

An additional 3.8% tax is imposed on the “net investment income” of certain U.S. individuals, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from dividends and certain net gain from the disposition of property, such as our Series A Convertible Preferred Stock and common stock, less certain deductions.

Prospective holders should consult their own tax advisors with respect to the additional tax described above.

Consequences to Non-U.S. Holders

The discussion in this section is addressed to holders of our Series A Convertible Preferred Stock and common stock received in respect thereof that are non-U.S. holders. You are a non-U.S. holder if you are a beneficial owner of Series A Convertible Preferred Stock or common stock that is an individual, corporation, estate or trust that is not a U.S. holder.

Distributions and Dividends

In general, distributions treated as dividends (including any constructive distributions taxable as dividends) with respect to our Series A Convertible Preferred Stock or our common stock will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable tax treaty. Dividends that are effectively connected with the conduct of a trade or business in the United States and, in the case of an applicable tax treaty, are attributable to a permanent establishment in the United States, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Non-U.S. holders will be required to comply with certain certification and disclosure requirements in order for effectively connected income to be exempt from withholding or to claim a reduced treaty rate. Any such effectively connected dividends received by a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable tax treaty.

Common Stock Distributions on our Series A Convertible Preferred Stock

If we pay a distribution on our Series A Convertible Preferred Stock in the form of our common stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above under “—Distributions and Dividends.” The amount of such distribution will equal the fair market value of the common stock on the distribution date. As discussed in “Description of Series A Convertible Preferred Stock—Method of Payment of Dividends,” in order to satisfy any obligation to withhold taxes arising from any payment of a dividend or deemed dividend (e.g., withholding taxes), we or an applicable withholding agent would be authorized to make any deductions required by law, and pay to any taxing authority any amount necessary to satisfy such obligation, including through the sale of your common stock on your behalf and the payment of any portion or all of the net cash proceeds resulting from such sale.

Adjustment of Conversion Rate

As described under “—Consequences to U.S. Holders—Adjustment of Conversion Rate,” adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a

non-U.S. holder in our earnings and profits could result in deemed distributions to the non-U.S. holder that are taxed as described under “—Consequences to Non-U.S. Holders—Distributions and Dividends.” It is possible that U.S. federal income tax on a constructive dividend would be withheld from subsequent payments on our Series A Convertible Preferred Stock or our common stock, which may be subject to sale on your behalf. If you are subject to withholding tax under such circumstances, you should consult your own independent tax advisor as to whether you can obtain a refund for all or a portion of the withholding tax.

Increase in Liquidation Preference

As described under “—Consequences to U.S. Holders—Increase in Liquidation Preference,” if we fail to declare and pay a quarterly dividend on the shares of Series A Convertible Preferred Stock, the liquidation preference of such shares will increase by the amount of the unpaid dividend. We intend to take the position that the amount of unpaid dividends (if any) that increase the liquidation preference will not be taxable to a non-U.S. holder until such amounts are paid in cash or common stock either upon a voluntary or involuntary liquidation, winding up or dissolution, or upon conversion of our Series A Convertible Preferred Stock into our common stock. It is possible that the IRS may take a different position, in which case unpaid dividends may be deemed to be received and thus taxable at the time the liquidation preference is increased. In that case, unless such deemed dividends are effectively connected with the conduct of a trade or business in the United States and, in the case of an applicable treaty, attributable to a permanent establishment in the United States, such deemed dividends would be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty, and the applicable withholding tax would be withheld from subsequent payments on our Series A Convertible Preferred Stock or our common stock (which may be subject to sale on your behalf). Non-U.S. holders are encouraged to consult their own independent tax advisors regarding the possibility that accumulated unpaid dividends could be treated as taxable at the time such dividends increase the liquidation preference of our Series A Convertible Preferred Stock and whether a refund for all or a portion of any resulting withholding tax could be obtained.

Sale or Other Disposition

Subject to the discussion below under “—Foreign Account Tax Compliance,” any gain that you realize upon a sale, exchange or other disposition of our Series A Convertible Preferred Stock or our common stock (including, in the case of conversion, the deemed exchange that gives rise to a payment of cash in lieu of a fractional common share) generally will not be subject to U.S. federal income or withholding tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States and, in the case of an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain conditions are met; or

•	we are or have been a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

A non-U.S. holder whose gain is described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain. A non-U.S. holder described in the second bullet point above will be subject to a 30% U.S. federal income tax (or lower applicable treaty rate) on the gain derived from the sale, which may be offset by certain U.S.-source capital losses.

We believe that we are currently a USRPHC for U.S. federal income tax purposes, and it is likely that we will remain one in the future. So long as our common stock continues to be regularly traded on an established securities market, however, only a non-U.S. holder who actually or constructively owns at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period (i) more than 5% of the total fair market value of our Series A Convertible Preferred Stock if our Series A Convertible Preferred Stock is considered to be regularly traded on an established securities market, (ii) Series A Convertible Preferred Stock with a fair market value greater than 5% of the total fair market value of our common stock as of any date such Series A Convertible Preferred Stock was acquired if our Series A Convertible Preferred Stock is not considered to be regularly traded on an established securities market, or (iii) more than 5% of the total fair market value of our common stock (in each case, a “greater-than-five percent shareholder”), will be subject to U.S. federal income tax on the disposition thereof as a result of our status as a USRPHC. A greater-than-five percent shareholder generally will be subject to U.S. federal income tax on the net gain derived from the sale on a net-income basis at the rates applicable to U.S. persons, unless an applicable income tax treaty provides otherwise. If you are a greater-than-five percent shareholder of Series A Convertible Preferred Stock and the Series A Convertible Preferred Stock is not considered to be regularly traded, this tax might be required to be collected through withholding of 10% of the gross proceeds of a disposition of such stock. You are encouraged to consult your tax advisor if you are or may be treated as a greater-than-five percent shareholder under the rules described above.

Conversion into Common Stock

A non-U.S. holder will generally not recognize any gain or loss in respect of the receipt of our common stock upon the conversion of our Series A Convertible Preferred Stock, except gain or loss will be recognized with respect to any cash received in lieu of a fractional share, which may be subject to U.S. federal income tax, as discussed in “—Sale or Other Disposition.” It is possible that dividend income may be recognized with respect to any common stock treated as received in respect of any accumulated but unpaid dividends. In such case, any withholding tax on stock treated as a dividend may be satisfied by the applicable withholding agent through a sale of a portion of the shares you receive as a dividend or may be withheld from cash dividends, shares of our common stock or sale proceeds subsequently paid or credited to you.

Notwithstanding these general rules, if a non-U.S. holder is subject to tax under the special rules governing USRPHCs as described above under “—Sale or Other Disposition” with respect to its Series A Convertible Preferred Stock but not the common stock into which the Series A Convertible Preferred Stock is convertible, then the conversion of the Series A Convertible Preferred Stock into common stock would be a taxable event and such non-U.S. holder would be subject to U.S. tax in the same manner as described in “—Sale or Other Disposition.” This situation could arise, for example, if the Series A Convertible Preferred Stock were “regularly traded” and a non-U.S. holder owned more than 5% of the total fair market value of the Series A Convertible Preferred Stock that was convertible into less than 5% of the total fair market value of the common stock. If, as to a non-U.S. holder, both the Series A Convertible Preferred Stock and the common stock into which the Series A Convertible Preferred Stock is convertible would be subject to U.S. federal income taxation under rules governing USRPHCs described above, then, although the conversion of the Series A Convertible Preferred Stock solely into the common stock generally would not be taxable, the non-U.S. holder may be required to file a U.S. federal income tax return for the taxable year of the conversion and satisfy certain procedural requirements in accordance with the applicable Treasury Regulations.

If a fundamental change occurs, we will provide for the conversion of shares of our Series A Convertible Preferred Stock by permitting holders to submit their shares of our Series A Convertible

Preferred Stock in exchange for shares of our common stock (see “Description of Series A Convertible Preferred Stock—Conversion Upon a Fundamental Change”), including, under certain circumstances, the payment of a “make-whole premium.” The tax treatment of such a conversion may depend upon the facts underlying the particular transaction triggering such a conversion. Each holder should consult its own tax advisor to determine the specific income tax treatment of a conversion under such circumstances.

Backup Withholding and Information Reporting

We must report annually to the IRS the amount of dividends or other distributions we pay to non-U.S. holders on shares of our Series A Convertible Preferred Stock and our common stock and the amount of tax we withhold on such distributions. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends the holder receives on shares of our Series A Convertible Preferred Stock and our common stock if the holder provides proper certification (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable) of the holder’s status as a non-U.S. person or other exempt status.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our Series A Convertible Preferred Stock or our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. Information reporting will apply, however, if a non-U.S. holder sells shares of our Series A Convertible Preferred Stock or our common stock outside the U.S. through a U.S. broker or a foreign broker with certain U.S. connections. If a sale or other disposition is made through a U.S. office of any broker, the broker will be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also backup withhold on that amount unless the non-U.S. holder provides appropriate certification to the broker (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable) of the holder’s status as a non-U.S. person or other exempt status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is properly furnished to the IRS on a timely basis.

Foreign Account Tax Compliance

Sections 1471 through 1474 of the Code and U.S. Treasury Regulations and administrative guidance issued thereunder (“FATCA”) impose a 30% withholding tax on any dividends on our Series A Convertible Preferred Stock or common stock paid to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), and, after December 31, 2016, on the gross proceeds of the sale or other disposition of our Series A Convertible Preferred Stock or common stock, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity or certifies that it does not have any substantial U.S. owners or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules.

Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of these withholding rules.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom RBC Capital Markets, LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of depositary shares indicated below:

Name	Number of Depositary Shares
RBC Capital Markets, LLC	980,000
KeyBanc Capital Markets Inc.	96,924
BMO Capital Markets Corp.	77,538
SunTrust Robinson Humphrey, Inc.	77,538
Capital One Securities, Inc.	51,692
Johnson Rice & Company L.L.C.	51,692
CDH Securities LLC	32,308
Northland Securities, Inc.	32,308

Total	1,400,000

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the depositary shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the depositary shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the depositary shares offered by this prospectus supplement if any such depositary shares are taken. The underwriters, however, are not required to take or pay for the depositary shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the depositary shares directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the depositary shares, the offering price and other selling terms may from time to time be varied by the representative.

The offering of the depositary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to additional depositary shares at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional depositary shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of depositary shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase up to an additional 210,000 depositary shares.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$100.00	$140,000,000	$161,000,000
Underwriting discounts and commissions to be paid by us	$3.25	$4,550,000	$5,232,500

Proceeds, before expenses, to us	$96.75	$135,450,000	$155,767,500

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $250,000.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our preferred stock or shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our preferred stock or shares of our common stock (other than the securities to be issued or sold in connection with this offering and any securities issued under our existing employee stock incentive plan or existing directors compensation plan), or (except for the foregoing exceptions) publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of RBC Capital Markets, LLC for a period of 90 days after the date of this prospectus supplement. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers have entered into lock-up agreements with the underwriters pursuant to which we and each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of RBC Capital Markets, LLC (1) offer, pledge, announce the intention to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock that may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We and the several underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

In order to facilitate the offering of the depositary shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the depositary shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, depositary shares in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the depositary shares above independent market levels or prevent or retard a decline in the market price of the depositary shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased depositary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of depositary shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make internet distributions on the same basis as other allocations.

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares that are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of shares to the public in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State. The expression 2010PD Amending Directive means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) (i) it is a person whose ordinary activities involve it acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the shares other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the shares would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act (“FSMA”) by us;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person that is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, (b) where no consideration is given for the transfer or (c) by operation of law.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

Our securities may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland only on the basis of a non-public offering, and neither this prospectus supplement nor any other solicitation for investments in our securities may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of article 652a or 1156 of the Swiss Federal Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus supplement may not be copied, reproduced, distributed or passed on to others without the underwriters’ and agents’ prior written consent. This prospectus supplement is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our securities on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement may not comply with the information required under the relevant listing rules. The securities have not been and will not be approved by any Swiss regulatory authority. The securities have not been and will not be registered with or supervised by the Swiss Federal Banking Commission, and have not been and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of our securities.

LEGAL MATTERS

The validity of our Series A Convertible Preferred Stock and the depositary shares offered hereby and certain other legal matters will be passed upon for us by Thompson & Knight, LLP, Dallas, Texas. The underwriters will be represented by Vinson & Elkins L.L.P., Houston, Texas and Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Rex Energy Corporation as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The information included in or incorporated by reference into this prospectus supplement regarding estimated quantities of proved reserves, the future net revenues from those reserves and their present value is based, in part, on the estimated reserve evaluations and related calculations of Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants. These estimates are aggregated and the sums are included in or incorporated by reference into this prospectus supplement in reliance upon the authority of that firm as experts in petroleum engineering.

PROSPECTUS

Rex Energy Corporation

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. We may offer and sell any combination of our debt securities, common stock, preferred stock, depositary shares, and warrants described in this prospectus in one or more offerings from time to time and at prices and on terms to be determined at or prior to the time of the applicable offering. Our obligations under debt securities we issue may also be guaranteed by certain of our subsidiaries on terms to be determined at the time of offering. We may offer and sell these securities to or through one or more underwriters, dealers, and agents, or directly to purchasers, on a continuous or delayed basis. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

This prospectus describes the general terms of these securities. The specific terms of the securities and the specific manner in which we will offer and sell them will be contained in a prospectus supplement. The prospectus supplement may also add, update, or change information contained in this prospectus.

We encourage you to carefully review and consider this prospectus and any prospectus supplement before investing in our securities. We also encourage you to read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information on us and for our financial statements. This prospectus may not be used to consummate sales of our securities unless accompanied by a prospectus supplement.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “REXX.” On August 8, 2014, the last reported sale price of our common stock on the NASDAQ Global Select Market was $14.36.

Investing in the securities we may offer involves various risks. Please read carefully the information included and incorporated by reference in this prospectus and in any applicable prospectus supplement for a discussion of the factors you should consider before deciding to purchase our securities. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 12, 2014.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices described under the heading “Where You Can Find More Information.”

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

ABOUT REX ENERGY CORPORATION

Rex Energy Corporation is an independent oil and gas company operating in the Appalachian Basin in Pennsylvania and Ohio and the Illinois Basin in Illinois and Indiana. In the Appalachian Basin, we are focused on our Marcellus Shale, Utica Shale and Upper Devonian Shale drilling and exploration activities. In the Illinois Basin, we are focused on the implementation of enhanced oil recovery on our properties as well as conventional oil production. We pursue a balanced growth strategy of exploiting our sizable inventory of high potential exploration drilling prospects while actively seeking to acquire complementary oil and natural gas properties. In addition to our drilling and exploration activities, we are also engaged in oil and gas field services, where we provide water sourcing, water disposal and water transfer capabilities for completion operations. We were incorporated in Delaware in 2007. Our principal executive offices are located at 366 Walker Drive, State College, Pennsylvania 16801, and our main telephone number is (814) 278-7267. Our common stock currently trades on the NASDAQ Global Select Market under the symbol “REXX.”

Unless otherwise indicated, all references to “Rex Energy Corporation,” “Rex Energy,” “Company,” “our,” “we,” “us” and similar terms refer to Rex Energy Corporation and its subsidiaries.

SUBSIDIARY GUARANTORS

Certain of our domestic subsidiaries may fully and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus. Financial information concerning our subsidiary guarantors and any non-guarantor subsidiaries will be included in our consolidated financial statements filed as part of our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, to the extent required by the rules and regulations of the SEC.

Additional information concerning our subsidiaries and us is included in reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.”

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making a decision about investing in our securities, you should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, incorporated by reference herein, before making an investment decision. For more information, see “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the information, including all of the estimates and assumptions, contained in this prospectus and the documents we incorporate by reference into this prospectus contain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933, as amended, and 21E of the Exchange Act. All statements other than statements of historical fact included in this prospectus and the documents we incorporate by reference into this prospectus, including, but not limited to, statements regarding our future financial position, business strategy, budgets, projected costs, savings and plans, objectives of management for future operations, legal strategies, and legal proceedings, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” or “continue” or the negative thereof or variations thereon or similar terminology.

These forward-looking statements are subject to numerous assumptions, risks, and uncertainties. Factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the following:

•	economic conditions in the United States and globally;

•	conditions in the domestic and global capital and credit markets and their effect on us;

•	domestic and global supply and demand for oil, NGLs and natural gas;

•	volatility in oil, NGL and natural gas pricing;

•	new or changing government regulations, including those relating to environmental matters, permitting or other aspects of our operations;

•	the geologic quality of our properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties inherent in the estimates of our oil, NGL and natural gas reserves;

•	our ability to increase oil, NGL and natural gas production and income through exploration and development;

•	drilling and operating risks;

•	the success of our drilling techniques in both conventional and unconventional reservoirs;

•	the success of the secondary and tertiary recovery methods we utilize or plan to employ in the future;

•	the number of potential well locations to be drilled, the cost to drill, and the time frame within which they will be drilled;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	the availability of equipment, such as drilling rigs, and infrastructure, such as transportation, pipelines, processing and midstream services;

•	the effects of adverse weather or other natural disasters on our operations;

•	competition in the oil and gas industry in general, and specifically in our areas of operations;

•	changes in our drilling plans and related budgets;

•	the success of prospect development and property acquisitions;

•	the success of our business and financial strategies, and hedging strategies;

•	the adequacy and availability of our capital resources, credit and liquidity, including, but not limited to, access to additional borrowing capacity;

•	uncertainties related to the legal and regulatory environment for our industry and our own legal proceedings and their outcome; and

•	the other risks described in the documents we incorporate herein by reference.

Other factors that could cause actual results to differ materially from those anticipated are discussed in “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in this prospectus.

Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. Other unknown or unpredictable factors may cause actual results to differ materially from those projected by the forward-looking statements. Most of these factors are difficult to anticipate and may be beyond our control. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information (File No. 001-33801) with the Securities and Exchange Commission, or the “SEC,” pursuant to the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities being offered under this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement as permitted by the rules and regulations of the SEC. For further information regarding us, please see the registration statement and our other filings with the SEC, including our annual, quarterly, and current reports and proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s website at www.sec.gov.

We maintain a website at www.rexenergy.com. The information on our website or on any other website is not, and you must not consider such information to be, a part of this prospectus. You should rely only on the information contained in this prospectus and in the documents incorporated by reference when making a decision as to whether to buy our securities.

We furnish holders of our common stock with annual reports containing audited financial statements prepared in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We file reports and other information with the SEC pursuant to the reporting requirements of the Exchange Act.

Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the SEC. Each such description is qualified in its entirety by such reference.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in our common stock, you should check for reports that we may have filed with the SEC after the date of this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2013, including portions of our Proxy Statement on Schedule 14A filed on April 7, 2014 for our 2014 Annual Meeting of Stockholders to the extent specifically incorporated by reference into such Form 10-K;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014;

•	our Current Reports on Form 8-K (excluding information “furnished” pursuant to Items 2.02 and 7.01 and related exhibits) filed on February 3, 2014, March 31, 2014, May 12, 2014, July 7, 2014, July 14, 2014 (two Current Reports on Form 8-K), July 17, 2014 and August 12, 2014; and

•	the description of our common stock contained in our Registration Statement on Form 8-A dated July 20, 2007, including any amendment or report filed to update such description.

In addition, we incorporate by reference in this prospectus any future filings made by Rex Energy Corporation with the SEC under Sections 13(a), 13(c), 14, or 15(d) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K and not filed with the SEC) before the termination of each offering under this prospectus.

Any statement contained in this prospectus or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Rex Energy Corporation

366 Walker Drive

State College, Pennsylvania 16801

Attention: Corporate Secretary

(814) 278-7267

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for the periods indicated.

	Six Months Ended June 30,	Years ended December 31,
	2014	2013	2012	2011	2010	2009
Ratio of earnings (loss) to fixed charges(1)	2.3x	0.6x(2)	10.1x	7.0x	10.3x	—	(2)

(1)	This ratio has been computed by dividing earnings by fixed charges. For purposes of computing the ratio of earnings (loss) to fixed charges, “earnings” include income (loss) from continuing operations before income tax, plus fixed charges and equity method investment (income) loss, less capitalized interest and noncontrolling interest share of (income) loss. “Fixed charges” include interest expense, amortization of premium (discount) on Senior Notes, capitalized interest and amortized loan costs.
(2)	Due to our net losses for the years ended December 31, 2013 and 2009, the coverage ratio for each of these periods was less than 1:1. To achieve a coverage ratio of 1:1, we would have needed additional earnings of approximately $12.5 million and $27.5 million for the years ended December 31, 2013 and 2009, respectively.

No ratio of combined fixed charges and preferred stock dividends is shown because we did not have any preferred stock outstanding and there were no preferred stock dividends paid or accrued during the periods presented above. Therefore, if shown, such ratios would be identical to the ratios of earnings to fixed charges shown above.

USE OF PROCEEDS

Unless we inform you otherwise in an applicable prospectus supplement, we will use the net proceeds from the sale of the securities offered under this prospectus for general corporate purposes, which may include capital expenditures, working capital, acquisitions, repayment or refinancing of indebtedness and investments in our subsidiaries. Any allocation of the net proceeds of the sale of securities under this prospectus to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

PLAN OF DISTRIBUTION

We may use this prospectus and any accompanying prospectus supplement to sell our securities from time to time as follows:

•	directly to purchasers;

•	through agents;

•	through underwriters;

•	through dealers;

•	through a combination of these methods; and

•	through any other method permitted by applicable law.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase our securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of our securities and describe any commissions payable by us to these agents in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements, which may be entered into with us, to indemnification by us against specific liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize any underwriters in the sale of our securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the applicable prospectus supplement, which will be used by the underwriters to make resales of our securities in respect of which this prospectus is delivered to the public. In connection with the sale of our common stock, we, or the purchasers of our common stock for whom the underwriters may act as agent, may compensate the underwriters in the form of underwriting discounts or commissions. The underwriters may sell our common stock to or through dealers, and the underwriters may compensate those dealers in the form of discounts, concessions or commissions. We may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we utilize a dealer in the sale of our securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealer against specific liabilities, including liabilities under the Securities Act. The dealer may also be our customer or may engage in transactions with or perform services for us in the ordinary course of business.

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

The place and time of delivery for our securities in respect of which this prospectus is delivered will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

We may issue debt securities from time to time in one or more series. The debt securities will be our direct obligations and may be guaranteed by certain of our subsidiaries, as determined on a case by case basis for each series of debt securities. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and the trustee named in the indenture. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. The prospectus supplement relating to a particular issue of debt securities will describe the terms of those debt securities and the related indenture, which may include (without limitation) the following:

•	the title, ranking and series of the debt securities, including, as applicable, whether the debt securities are convertible or exchangeable for other securities;

•	the subordination, if any, of the debt securities of the series pursuant to the indenture;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which the debt securities will be issued;

•	the maturity date or dates, or the method of determining the maturity date or dates, of the debt securities;

•	the interest rate or rates (which may be fixed or variable) per annum of the debt securities or the method of determining the interest rate or rates of the debt securities;

•	if applicable, the date or dates from which interest on the debt securities will accrue or the method or methods by which the date or dates are to be determined, the interest payment dates, the date or dates on which payment of interest will commence and the regular record dates for such interest payment dates;

•	if applicable, the date after which and the price or prices at which the debt securities may, pursuant to any optional redemption provisions, be redeemed at our option or at the option of the holders of the debt securities and the other detailed terms and provisions of such optional redemption;

•	the extent to which any of the debt securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for the global debt security, or the manner in which any interest payable on a temporary or permanent global debt security will be paid;

•	if the debt securities are to be guaranteed by any guarantors, the names of any guarantors of the debt securities and the terms of the guarantees including any deletions from, or modifications of or additions to, the provisions in the indentures related thereto;

•	the denomination or denominations of debt securities;

•	whether the debt securities will be issued in registered or bearer form or both and, if in bearer form, the related terms and conditions and any limitations on issuance of these bearer debt securities (including exchange for registered debt securities of the same series);

•	information with respect to book-entry procedures;

•	whether any of the debt securities will be issued as original issue discount securities;

•	each office or agency where, subject to the terms of the indenture, the debt securities may be presented for registration of transfer or exchange;

•	if other than the U.S. dollar, the currencies or currency units in which the debt securities are issued and in which the principal of, premium and interest, if any, on, and additional amounts, if any, in respect of the debt securities will be payable;

•	if other than the trustee, the identity of each security registrar, paying agent, and authenticating agent; and

•	any other terms or conditions of the debt securities.

Guarantees

The debt securities of any series may be guaranteed by one or more of our subsidiaries. However, the indentures do not require that any of our subsidiaries be a guarantor of any series of debt securities and permit the guarantors for any series of guaranteed debt securities to be different from any other series of guaranteed debt securities. As a result, a series of debt securities may not have any guarantors and the guarantors of any series of guaranteed debt securities may differ from the guarantors of any other series of guaranteed debt securities. If we issue a series of guaranteed debt securities, the identity of the specific guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

We encourage you to carefully review and consider the complete indenture applicable to each series of the debt securities before investing.

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of the rights of our common stock and preferred stock and related provisions of our amended and restated certificate of incorporation and our amended and restated bylaws. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, which are filed as exhibits to the registration statement, of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Common Stock

Our amended and restated certificate of incorporation authorizes 100,000,000 shares of common stock, par value $0.001 per share. As of August 7, 2014, we had 54,102,996 shares of common stock outstanding. Each share of our common stock entitles its holder to one vote on all matters to be voted on by the stockholders. Except for the election of directors, which is determined by a plurality vote, and unless otherwise required by Delaware law, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of our common stock present in person or represented by proxy, voting as a single class. Except as otherwise provided by law or in our amended and restated certificate of incorporation, and subject to any voting rights granted to holders of any outstanding preferred stock and the powers of our board of directors to amend our amended and restated bylaws, amendments to our amended and restated certificate of incorporation and our amended and restated bylaws must be approved by a majority of the votes entitled to be cast by the holders of our common stock, voting as a single class. Holders of our common stock are not entitled to cumulate their votes in the election of directors. Each of our directors will be elected annually by our stockholders voting as a single class. Holders of our common stock are not entitled to preemptive rights and our common stock is not subject to redemption or conversion. There are no redemption or sinking fund provisions applicable to our common stock. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the time if, as and when declared by our board of directors. Upon the liquidation, dissolution or winding-up of the Company, the holders of our common stock are entitled to share in all assets remaining after payment of all our debts and other liabilities and the liquidation preferences of any outstanding preferred stock. All shares of our common stock currently outstanding are fully paid and non-assessable.

Preferred Stock

Our amended and restated certificate of incorporation authorizes 100,000 shares of preferred stock, par value $0.001 per share. As of August 7, 2014, we had no shares of preferred stock outstanding. Our board of directors has the authority, without action by our stockholders, to designate and issue our preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of our preferred stock. However, the effects might include, among other things, restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control of the Company without further action by our stockholders. There are currently no shares of our preferred stock outstanding.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of the Company. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors.

We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire the Company because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any stockholder who owns 15% or more of our outstanding voting stock (as well as affiliates and associates of such stockholders) for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board before the date the interested stockholder acquired the stock;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by various employee benefit plans or persons who are directors and also officers; or

•	on or after the date the stockholder acquired the stock, the business combination is approved by the board and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire the Company.

Charter and Bylaws

In addition, some provisions of our amended and restated certificate of incorporation and our amended and restated bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in the stockholders’ best interest. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

Authorized but unissued shares. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Amendment to bylaws. Our board of directors is authorized to make, alter or repeal our amended and restated bylaws without further stockholder approval.

Advance notice of director nominations and matters to be acted upon at meetings. Our amended and restated bylaws contain advance notice requirements for nominations for directors to our board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate our rights and those of our stockholders, through stockholders’ derivative suits on behalf of the Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. But exculpation does not apply if the directors acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from their actions as directors. In addition, our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is no currently pending material litigation or proceeding involving any of our directors or officers for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ComputerShare Investor Services, LLC.

Listing

Our common shares are listed on the NASDAQ Global Select Market under the symbol “REXX.”

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock.

Description of Depositary Shares

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us to be the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be issued to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that may be filed as exhibits to the registration statement of which this prospectus forms a part in the event we issue depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (i) all outstanding depositary shares have been redeemed, or (ii) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the bank depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be payable by such holders.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the bank depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the bank depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefore.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

Miscellaneous

The depositary will forward to holders of depository receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with any of the debt securities, preferred stock or common stock offered by a prospectus supplement, and may be attached to or separate from those offered securities. Each series of warrants will be issued under separate warrant agreements to be entered into between the Company and a bank or trust company, as warrant agent, all as further set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of the Company in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. A copy of the form of warrant agreement, including the form of warrant certificate representing a series of warrants, will be filed with the SEC in connection with the offering of a particular series of warrants. We encourage you to carefully review and consider the complete provisions of the warrant agreements and warrant certificates before investing in our warrants.

Warrants to Purchase Debt Securities

The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of those warrants, which may include (without limitation) the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the offering price for the warrants, if any, and the currency or currency units in which the offering price and the exercise price are payable;

•	the dates on which the right to exercise the warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the debt securities with which the warrants are issued and the number of warrants issued with each debt security;

•	the designation, principal amount, and terms of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information relating to book-entry procedures, if any;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants.

Warrants to Purchase Capital Stock

The prospectus supplement relating to a particular issue of warrants to purchase preferred stock or common stock will describe the terms of those warrants, which may include (without limitation) the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the offering price for the warrants, if any, and the currency or currency units in which the offering price and the exercise price are payable;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the preferred stock or common stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any preferred stock or common stock issued with the warrants will be separately transferable;

•	the number of shares of preferred stock or common stock that may be purchased upon exercise of a warrant and the price at which the shares of preferred stock or common stock may be purchased upon exercise;

•	antidilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants.

LEGAL MATTERS

In connection with particular offerings of our securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Thompson & Knight LLP, Dallas, Texas, and for any agents, underwriters, or dealers by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Rex Energy Corporation and subsidiaries as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain estimates of our oil and natural gas reserves and related information incorporated by reference in this prospectus have been derived from reports prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers. These estimates are incorporated by reference into this prospectus in reliance upon the authority of the firm as experts in these matters.

1,400,000 Depositary Shares

Each representing a 1/100th Interest in a Share of

6.00% Convertible Perpetual Preferred Stock, Series A

Sole Structuring Advisor and Sole Bookrunner

RBC CAPITAL MARKETS

Senior Co-Managers

KEYBANC CAPITAL MARKETS

BMO CAPITAL MARKETS

SUNTRUST ROBINSON HUMPHREY

Co-Managers

CAPITAL ONE SECURITIES

JOHNSON RICE & COMPANY L.L.C.

HEIKKINEN ENERGY ADVISORS

NORTHLAND CAPITAL MARKETS

P R O S P E C T U S    S U P P L E M E N T

August 13, 2014